AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 2004

                                                     Registration No. 333-118869
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                  FORM SB-2/A-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                                  CAPRIUS, INC.
                 (Name of Small Business Issuer in Its Charter)

                                ----------------

           DELAWARE                               3845                       22-2457487
(State or other jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)        Classification Code Number)      Identification Number)

                                ----------------

                                ONE PARKER PLAZA
                           FORT LEE, NEW JERSEY 07024
                                 (201) 592-8838
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                                ----------------

                                  GEORGE AARON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                ONE PARKER PLAZA
                           FORT LEE, NEW JERSEY 07024
                                 (201) 592-8838
            (Name, Address and Telephone Number of Agent For Service)

                                ----------------

                                   Copies to:
                               BRUCE A. RICH, ESQ.
                            THELEN REID & PRIEST LLP
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 603-2000

                                ----------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                                          CALCULATION OF REGISTRATION FEE
========================================================================================================================
             TITLE OF EACH                                 PROPOSED MAXIMUM       PROPOSED MAXIMUM
          CLASS OF SECURITIES             AMOUNT TO       OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
            TO BE REGISTERED            BE REGISTERED          SHARE (1)              PRICE(1)          REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value           11,373,026 shs.           $.16                $1,819,684             $230.55
------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value(2)(3)     10,000,000 shs.           $.15                $1,500,000             $190.05

------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(2)(4)      1,425,000 shs.           $.28                $ 399,000              $ 50.55
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(2)(5)        500,000 shs.           $.15                $  75,000              $  9.50
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(2)(6)      1,785,385 shs.           $.31                $ 555,884              $ 70.43
------------------------------------------------------------------------------------------------------------------------

Total                                  25,083,411 shs.             -                     -                  $550.58

========================================================================================================================

(1) Estimated solely for the purpose of computing amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the bid and asked prices on the OTC Bulletin Board on September 1, 2004.
(2) In accordance with Rule 457(g), the registration fee for these shares is calculated upon a price which represents the highest of (i) the price at which the warrants or options may be exercised; (ii) the offering price of securities of the same class included in this registration statement; or
     (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).

(3) Represents shares of Common Stock underlying the 8% Senior Secured Convertible Promissory Notes. These notes are convertible at $.15 per share.

(4) Represents shares of Common Stock underlying the Dealer's Warrants. The exercise price is $.28 per share. (5) Represents shares of Common Stock underlying options exercisable at $ 0.15 (6) Represents shares of Common Stock underlying warrants granted to certain individuals.

     The registrant shall amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                   PROSPECTUS


                  Subject to Completion, Dated November 5, 2004

                        25,083,411 shares of Common Stock


                                  CAPRIUS, INC.


     This prospectus relates to the resale by the selling stockholders listed elsewhere in this prospectus of up to 25,083,411 shares of our common stock. The selling stockholders may sell their shares from time to time at the prevailing market price or in negotiated transactions. Of the shares offered:


          -    11,373,026 shares are presently outstanding,


          - 10,000,000 shares are issuable upon conversion of convertible promissory notes, and


          - 3,710,385 shares are issuable upon exercise of warrants and options.

     We will receive no proceeds from the sale of the shares by the selling stockholders, or a result of the conversion of the convertible promissory notes, although our liabilities will be reduced by the $1,500,000 principal amount of the notes converted. However, we will receive proceeds in the amount of $1,029,884 assuming the exercise of all of the warrants and options held by the selling stockholders, subject to certain of the warrants being exercised under a "cashless exercise" right.


     Our common stock is traded on the over-the-counter electronic bulletin board. Our trading symbol is CAPR. On November 2, 2004, the last bid price as reported was $0.13.


     The selling stockholders, and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.


     Brokers or dealers effecting transaction in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of our exemption from registration.


     AN INVESTMENT IN SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. WE URGE YOU TO CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                November __, 2004

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including "Risk Factors" and the Consolidated Financial Statements, before making an investment decision.

                                   THE COMPANY

BACKGROUND

     Caprius, Inc. is engaged in the infectious medical waste disposal business. In the first quarter of Fiscal 2003, we acquired a majority interest in M.C.M. Environmental Technologies, Inc. ("MCM"), which develops, markets and sells the SteriMed and SteriMed Junior compact systems that simultaneously shred and disinfect Regulated Medical Waste. The SteriMed Systems are sold and leased in both the domestic and international markets.

     Our principal business office is located at One Parker Plaza, Fort Lee, New Jersey 07024, and our telephone number at that address is (201) 592-8838.

     In this prospectus, "Caprius," the "Company," "we," "us" and "our" refer to Caprius, Inc. and, unless the context otherwise indicates, our subsidiary MCM.

HISTORY

     In June 1999, we acquired Opus Diagnostics Inc. ("Opus") and began manufacturing and selling medical diagnostic assays constituting the Therapeutic Drug Monitoring Business ("TDM"). In October 2002, we sold the assets of the TDM business to Seradyn, Inc., an unrelated company. We were founded in 1983 and through June 1999 essentially operated in the business of seeking to develop specialized medical imaging systems, as well as operating the Strax Institute ("Strax"), a comprehensive breast imaging center. The Strax Institute was sold in September 2003 to an unrelated company.

ACQUISITION OF M.C.M. ENVIRONMENTAL TECHNOLOGIES, INC.


     On December 17, 2002, we initially acquired 57.53% of the outstanding capital stock of MCM for $2.4 million and currently MCM is majority owned by us. MCM wholly owns MCM Environmental Technologies Ltd., an Israeli corporation, which initially developed the SteriMed Systems. Upon closing, our designees were elected to three of the five seats on MCM's Board of Directors, with George Aaron, President and CEO, and Jonathan Joels, CFO, filling two seats. Additionally, as part of the transaction, certain indebtedness of MCM to its existing stockholders and to certain third parties was converted to equity in MCM or restructured. Pursuant to its Letter of Intent with MCM, we had provided MCM with loans totaling $565,000, which loans were repaid upon closing by a reduction in the cash portion of the purchase price. For the six month period that commenced on July 17, 2004 and ends on January 17, 2005, pursuant to a Stockholders Agreement, the stockholders of MCM (other than Caprius) have the right to put all of their MCM shares to MCM, and MCM has the right to call all of such shares. The party who first exercises its put or call rights is required to accompany its notice of put or call with its proposal for the price of the stock interest in MCM to be sold or purchased, as applicable. The recipient is then required to give notice to the exercising party of its proposed price for such interest. The parties shall then negotiate and agree upon an agreed price. At our option, we may pay the purchase price for the remaining MCM shares in cash or in shares of our common stock. Neither party has given notice of its put or call.


STERIMED SYSTEMS

     We developed and market worldwide the SteriMed and SteriMed Junior compact systems that simultaneously shred and disinfect Regulated Medical Waste ("RMW"), reducing its volume up to 90%, and rendering it harmless for disposal as ordinary waste. The SteriMed Systems are patented, environmentally-friendly, on-site disinfecting and disposal units that can process regulated clinical waste, including sharps, dialysis filters, pads, bandages, plastic tubing and even glass, in a 12 minute cycle. The units, comparable in size to a washer-dryer, simultaneously shred, grind, mix and disinfect the waste with the proprietary Ster-Cid(R) solution. After treatment, the material may be discarded as conventional solid waste, in accordance with appropriate regulatory requirements.

     The SteriMed enables generators of RMW, such as clinics and hospitals, to significantly reduce cost for treatment and disposal of RMW, eliminate the potential liability associated with the regulated "cradle to grave" tracking system involved in the transport of RMW, and treat in-house RMW on-site in an effective, safe and easy manner. As the technology for disinfection is chemical based, within the definitions used in the industry, it is considered as an alternative treatment technology.


     The SteriMed Systems are comprised of two different sized units, and the required Ster-Cid(R) disinfectant solution that can be utilized with both units. The larger SteriMed can treat up to 18.5 gallons (70 liters) of medical waste per cycle. The smaller version, SteriMed Junior, can treat 4 gallons (15 liters) per cycle.


     Ster-Cid(R) is our proprietary disinfectant solution used in the SteriMed System. Ster-Cid(R) is approximately 90% biodegradable and is registered with the U.S. Environmental Protection Agency ("U.S. EPA") in accordance with the Federal Insecticide, Fungicide, Rodenticide Act of 1972 ("FIFRA"). During the SteriMed disinfecting cycle, the concentration of Ster-Cid(R) is approximately 0.5% of the total volume of liquids. The Ster-Cid(R) disinfectant in conjunction with the SteriMed System has been tested in independent laboratories. Results show that disinfection levels specified in the U.S. EPA guidance document, "Report on State and Territorial Association on Alternate Treatment Technologies", are met. Furthermore, it is accepted by Publicly Owned Treatment Works ("POTW") allowing for its discharge into the sewer system.


     Both SteriMed units are safe and easy to operate requiring only a half day of training. Once the cycle commences, the system is locked, water and Ster-Cid(R) are automatically released into the treatment chamber. The shredding, grinding and mixing of the waste is then initiated exposing all surfaces of the medical waste to the chemical solution during the 12 minute processing cycle. At the end of each cycle, the disinfected waste is ready for disposal as regular solid waste.

     In the United States, the initial focus of marketing the SteriMed Systems has been to the medium-term to larger chains of dialysis clinics on a lease or sales basis. In addition, we are also pursuing other potential users, including laboratories, blood banks, surgical centers and hospitals.

     Internationally, we continue to market our SteriMed Systems both directly and indirectly through distributors. Our distributors are trained by us to enable them to take on the responsibility for the installation and maintenance that are required for the SteriMed Systems.

                               RECENT DEVELOPMENTS

CONVERTIBLE NOTE PRIVATE PLACEMENT


     During the third quarter of fiscal 2004, we sold an aggregate of $1.5 million principal amount of 8% Senior Secured Convertible Promissory Notes, excluding fees and expenses. These convertible promissory notes are repayable, together with interest at 8% per annum, from April 27, 2005 to June 10, 2005, subject to prepayment or conversion into shares of our common stock. The conversion price initially was $.20 per share, but was subject to reduction to $.15 per share unless by September 30, 2004 we had consummated a business acquisition and the market price of our common stock was at least $.50 per share. As these conditions were not met, on October 1, 2004, the conversion price was reduced to $.15 per share. The convertible promissory notes are secured by all of our assets, including the capital stock of MCM owned by us, but excluding any royalty payments to be received pursuant to a Royalty Agreement, dated as of October 9, 2002, between Seradyn Inc. and Opus, which are the security for some prior indebtedness. The proceeds from the sale of the convertible promissory notes were utilized for the expansion of MCM's infectious medical waste disposal business and for our general working capital purposes.


SALE OF STRAX INSTITUTE


     Effective September 30, 2003, we completed the sale of the Strax Institute for a purchase price of $412,000. Half of the purchase price was paid on closing and the balance is payable in installments evidenced by a note secured by the accounts receivables of Strax Institute, Inc.

                                  THE OFFERING


SECURITIES OFFERED BY
SELLING STOCKHOLDERS..................  25,083,411 shares, includes 13,710,385 shares subject to options, warrants and
                                        convertible notes.
COMMON STOCK TO BE
OUTSTANDING AFTER THE OFFERING........  34,156,947 shares, assuming the selling stockholders exercise all their options
                                        and warrants and convert all their
                                        convertible notes.

USE OF PROCEEDS.......................  We will receive no proceeds from the sale of common stock by the selling
                                        stockholders. However, we will receive
                                        $1,029,884 if all of the warrants and
                                        options for underlying shares included
                                        in this prospectus are exercised. We
                                        will use these proceeds for general
                                        corporate purposes.


OTC ELECTRONIC BULLETIN BOARD SYMBOL..  "CAPR"

                                  RISK FACTORS

     See "RISK FACTORS" for a discussion of certain factors that should be considered in evaluating an investment in the common stock.

                   SUMMARY FINANCIAL AND OPERATING INFORMATION

     The following selected financial information is derived from the Consolidated Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                      YEAR ENDED SEPTEMBER 30      NINE MONTHS ENDED JUNE, 30
Summary of Operations                                   2003           2002            2004           2003
---------------------                                   ----           ----            ----           ----
  Total revenues                                    $   600,579    $         -     $   761,979    $   477,518
  Loss from continuing operations before
    provision for income taxes                       (4,052,867)    (1,582,636)     (2,308,184)    (3,337,580)
  Income from operations of discontinued TDM
    business segment (including gain on disposal
    of $3,214,189 per 2002)                           3,287,587      1,421,633               -      3,192,587
  Loss from operations of discontinued Strax
    Business (including gain on disposal of
    $125,658 at September 30, 2003)                     (18,830)      (256,690)        (28,425)       (81,946)
  Loss applicable to minority interest                  459,906              -               -        363,471
  Net (loss) income                                    (324,204)      (417,693)     (2,336,609)       136,532
  Loss from continuing operations per share               (0.18)         (0.09)          (0.11)         (0.16)
  Income on disposal of discontinued
    operation per share                                    0.16           0.07            -              0.15
  Net loss per common share (basic and
    diluted)                                              (0.02)         (0.02)          (0.11)         (0.01)
  Weighted average common shares outstanding,
    basic and diluted                                20,402,315     17,171,140      20,446,562     20,396,562


                                                                         AS OF               AS OF
       Statement of Financial Position                               JUNE 30, 2004     SEPTEMBER 30, 2003
       Cash and cash equivalents                                      $  337,575           $  774,819
       Total assets                                                    3,178,865            3,909,727
       Working capital (deficit)                                      (1,054,818)             372,590
       Long-term debt                                                    480,212                    -
       Stockholders' equity(deficiency)                                  (80,026)           2,200,683

                                  RISK FACTORS

     The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                                 BUSINESS RISKS

WE HAVE A HISTORY OF LOSSES


     To date, we have been unable to generate revenue sufficient to be profitable. We had a net loss of $324,204, or $(0.02) per share, for the fiscal year ended September 30, 2003, compared to a net loss of $417,693, or $(0.02) per share, for the fiscal year ended September 30, 2002, and a net loss of $2,336,609, or $(0.11) per share, for the nine month period ended June 30, 2004. We can expect to incur losses for the immediate foreseeable future. There can be no assurance that we will ever achieve the level of revenues needed to be profitable in the future or, if profitability is achieved, that it will be sustained. Due to these losses, we have a continuing need for additional capital.

RISK OF NEED FOR ADDITIONAL FINANCING

     Although we raised gross proceeds of $1,500,000 in a placement of convertible secured notes in the third quarter of fiscal 2004, we expect to require additional working capital or other funds in the near future. These funds are required to support our marketing efforts, obtaining additional regulatory approvals both domestically and overseas as well as for manufacturing purposes. In the event we are unable to achieve any market penetration in the near term, secure regulatory approvals or build inventory available for immediate delivery, our ability to secure additional funding could be severely jeopardized and there is no assurance that we will be successful in obtaining additional funds, whether publicly or privately or through equity or debt. Another potential capital source is through a financing taking place simultaneously with the possible acquisition of a private operating company. Any such financing or acquisition could be highly dilutive to stockholders. The failure to obtain additional financing or sales in the very near term could result in curtailment of our operations. In light of our current low cash position, we are presently utilizing current receivables, inventories and short term advances to fund our current and immediate payables.

OUR ACCOUNTANT'S REPORT RAISES DOUBT AS TO OUR ABILITY TO CONTINUE AS A "GOING CONCERN"

     The report of our predecessor independent accountants on our September 30, 2003 Consolidated Financial Statements contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern. The independent accountants cited our history of substantial losses in recent years and the pendency of certain litigation, which raised substantial doubt as to our ability to continue as a going concern. As shown in the financial statements, we incurred net losses of $2,336,609 for the nine month period ended June 30, 2004. One consequence of receiving a "going concern" opinion is that it may make it even more difficult to obtain additional funding. If we are unable to continue as a "going concern" your entire investment in us could be lost.


OUR LACK OF OPERATING HISTORY MAKES EVALUATION OF OUR BUSINESS DIFFICULT.


     The MCM business, our primary business, is at an early stage of development and there is no meaningful historical financial or other information available upon which you can base your evaluation of this business and its prospects. We acquired the MCM business in December 2002 and have generated insignificant revenues to date from it.

     In addition, our early stage of development means that we have less insight into how market and technology trends may affect our business. This includes our ability to attract and convince customers to switch from their current method of dealing with the disposal of their medical waste to a new technology and to adjust their current in-house system to adapt to our SteriMed System. As a consequence, the revenue and income potential of our business is unproven.

Further, we cannot estimate the expenses for operating the business. If we are incorrect in our estimates, it could be detrimental to our business.


WE EXPECT OUR MANUFACTURING AND MARKETING DEVELOPMENT WORK FOR OUR MCM BUSINESS TO CONTINUE FOR SOMETIME, AND OUR MANUFACTURING AND MARKETING MAY NOT SUCCEED OR MAY BE SIGNIFICANTLY DELAYED.


     At present, the SteriMed unit is manufactured at our own facility in Israel. The SteriMed Junior had been manufactured by a third party manufacturer in Israel. We expect our manufacturing and marketing development work for our business to continue in Israel, however due to the limited capacity as well as the high costs of transportation from Israel, we continue to seek alternative manufacturing capacity with manufacturers outside of Israel located in North America, Russia or China. As we receive interest from these manufacturers, we will then undertake a detailed analysis to ensure that they are sufficiently qualified to manufacture our unit and their costs are acceptable to us. If we fail to effectively manufacture or cause the manufacture or fail to develop a market for our SteriMed systems, we will likely be unable to recover the losses we will have incurred in attempting to produce and market these products and technologies and may be unable to make sales or become profitable. As a result, the market price of our securities may decline, causing you to lose some or all of your investment.

DEPENDENCE ON OUR THIRD PARTY COMPONENT SUPPLIERS

     We are dependent on third party suppliers for the components of our SteriMed and SteriMed Junior Systems and also for the Ster-Cid(R) disinfectant. At present there are no supply contracts in place and our requirements are fulfilled against purchase orders. There can be no assurances that we will have adequate supplies of materials. Although we believe that the required components are readily available and can be provided by other suppliers, delays may be incurred in establishing relationships or in awaiting for quality control assurance with other manufacturers for substitute components.


WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION WITH WHICH IT IS FREQUENTLY DIFFICULT, EXPENSIVE AND TIME-CONSUMING TO COMPLY.


     The medical waste management industry is subject to extensive U.S. EPA, state and local laws and regulations relating to the collection, packaging, labeling, handling, documentation, reporting, treatment and disposal of regulated medical waste. The use of the Ster-Cid(R) disinfectant in the SteriMed System is registered with the U.S. EPA under FIFRA, however, the SteriMed System is not subject to U.S. EPA registration. Our business requires us to comply with these extensive laws and regulations and also to obtain permits, authorizations, approvals, certificates or other types of governmental permission from all states and some local jurisdictions where we sell or lease the SteriMed System. The SteriMed Senior has been cleared for marketing in 45 states and the SteriMed Junior in 39 states. It is our objective to obtain approvals from the remaining states in 2004. The Ster-Cid(R) has been registered in 49 states. Our ability to obtain such approvals in the remaining states and the timing and cost to do so, if successful, cannot be easily determined nor can the receipt of ultimate approval be assumed.

     In markets outside the U.S., our ability to market the SteriMed System is governed by the regulations of the specific country. In foreign countries we market through distributors, on which we rely to obtain the necessary regulatory approvals to permit the SteriMed System to be marketed in that country. We are therefore dependent on the distributor to process these applications where required. In many of these countries we have no direct control or involvement in the approval process, and therefore we cannot estimate when our product will be available in that market.

     We believe that we currently comply in all material respects with all applicable laws, regulations and permitting requirements. State and local regulations change often, however, and new regulations are frequently adopted. Changes in the applicable regulations could require us to obtain new approvals or permits, to change the way in which we operate or to make changes to our SteriMed System. We might be unable to obtain the new approvals or permits that we require, and the cost of compliance with new or changed regulations could be significant. In the event we are not in compliance, we can be subject to fines and administrative, civil or criminal sanctions or suspension of our business.

     The approvals or permits that we require in foreign countries may be difficult and time-consuming to obtain. They may also contain conditions or restrictions that limit our ability to operate efficiently, and they may not be issued as quickly as we need (or at all). If we cannot obtain the approval or permits that we need when we need them, or if they contain unfavorable conditions, it could substantially impair our ability to sell the SteriMed System in certain jurisdictions or to import the system into the United States.

WE MAY NOT BE ABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND PROPRIETARY TECHNOLOGY, WHICH COULD HAVE A MATERIAL AFFECT ON OUR BUSINESS AND MAKE IT EASIER FOR OUR COMPETITORS TO DUPLICATE OUR PRODUCTS.

     We regard certain aspects of our products, processes, services and technology as proprietary, and we have trademarks and patents for certain aspects of the SteriMed System. Our ability to compete successfully will depend in part on our ability to protect our proprietary rights and to operate without infringing on the proprietary right of others, both in the United States and abroad. Our proprietary rights to Ster-Cid(R) relate to an exclusive worldwide license that we had obtained from a third party manufacturer in Europe to purchase the Ster-Cid(R) disinfectant. The patent positions of medical waste technology companies generally involve complex legal and factual questions. While patents are important to our business, the regulatory approvals are more critical in permitting us to market our products. We may also apply in the future for patent protection for uses, processes, products and systems that we develop. There can be no assurance that any future patent that we apply for will be issued, or that any existing patents issued will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any competitive advantage, or that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology. We may incur substantial costs in defending any patent or license infringement suits or in asserting any patent or license rights, including those granted by third parties, the expenditure of which we might not be able to afford. An adverse determination could subject us to significant liabilities to third parties, require us to seek licenses from or pay royalties to third parties or require us to develop appropriate alternative technology. There can be no assurance that any such licenses would be available on acceptable terms or at all, or that we could develop alternate technology at an acceptable price or at all. Any of these events could have a material adverse effect on our business and profitability.

     We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. Litigation may be expensive and divert resources even if we win. This could adversely affect our business, financial condition and operating results such that it could cause us to reduce or cease operations.


WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS THAT ACHIEVE MARKET ACCEPTANCE

     Our future growth and profitability depend in part on our ability to respond to technological changes and successfully develop and market new products that achieve significant market acceptance. This industry has been historically marked by very rapid technological change and the frequent introductions of new products. There is no assurance that we will be able to develop new products that will realize broad market acceptance.

THE NATURE OF OUR BUSINESS EXPOSES US TO PROFESSIONAL AND PRODUCT LIABILITY CLAIMS, WHICH COULD MATERIALLY ADVERSELY IMPACT OUR BUSINESS AND PROFITABILITY


     The malfunction or misuse of our SteriMed Systems may result in damage to property or persons, as well as violation of various health and safety regulations, thereby subjecting us to possible liability. Although our insurance coverage is in amounts and deductibles customary in the industry, there can be no assurance that such insurance will be sufficient to cover any potential liability. We currently retain a claims made $2 million worldwide product liability insurance policy. Further, in the event of either adverse claim experience or insurance industry trends, we may in the future have difficulty in obtaining product liability insurance or be forced to pay very high premiums, and there can be no assurance that insurance coverage will continue to be available on commercially reasonable terms or at all. In addition, there can be no assurance that insurance will adequately cover any product liability claim against us. A successful product liability, environmental or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on our business, financial condition and operations. TO date, no claims have been made against us. We believe that our insurance coverage is adequate to cover any claims made, and we review our insurance requirement with our insurance broker on an annual basis.

OTHER PARTIES MAY ASSERT THAT OUR TECHNOLOGY INFRINGES ON THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD DIVERT MANAGEMENT TIME AND RESOURCES AND POSSIBLY FORCE US TO REDESIGN OUR PRODUCTS


     Developing products based upon new technologies can result in litigation based on allegations of patent and other intellectual property infringement. While no infringement claims have been made or threatened against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on us and could cause us to reduce or cease operations, and even if we are successful in a litigation to defend such claim, there may be adverse effects due to the significant expenses related to defending the litigation.


THE LOSS OF CERTAIN MEMBERS OF OUR MANAGEMENT TEAM COULD ADVERSELY AFFECT OUR BUSINESS


     Our success is highly dependent on the continued efforts of George Aaron, Chairman, President and Chief Executive Officer, and Jonathan Joels, Chief Financial Officer, Treasurer and Secretary, who are our key management persons. Should operations expand, we will need to hire persons with a variety of skills. Competition for these skilled individuals could be intense, and there can be no assurance that we will be successful in attracting and retaining key personnel in the future. Our failure to do so could adversely affect our business and financial condition. We do not have employment agreements with or carry any "key-man" insurance on the lives of any of our officers or employees.


DEFENSE OF LITIGATION AND EFFECT OF NEGATIVE OUTCOME


     We have been involved in defending two litigations, a Class Action and a Federal Derivative Action, in which Jack Nelson, a former officer and director of the Company has directly or indirectly made claims alleging misrepresentations, mismanagement or other misconduct by us or certain of our officers and directors. A third litigation, a State Court Action instituted by Mr. Nelson, was settled in September 2003.

     In May 2004, the Court in the Federal Derivative Action granted the motion made by us and Messrs. Aaron and Joels for judgment on the pleadings based upon the pre-suit demand requirement and dismissed the plaintiff's complaint without prejudice, but denied defendants' motion for judgment on the pleadings based upon the Private Securities Litigation Reform Act. The Court also granted the plaintiff's cross-motion to file an amended complaint to add allegations of insider trading. On September 30, 2004, our Board of Directors received a letter from Mr. Nelson's attorney making a demand that we institute a derivative action substantially similar to the contents of the complaint that had been filed in the Federal Derivative Action. A Board committee has 90 days to respond to the letter before Mr. Nelson takes further action.

     In May 2004 and confirmed in July 2004, in a decision separate from the decision in the Federal Derivative Action, the Court granted the defendants' motion and dismissed the Class Action with prejudice. The initial plaintiff was a relative of the wife of the plaintiff in both the Federal Derivative Action and the State Court Action. The plaintiff did not file a notice of appeal during the statutory time period.

     No damages were specified in these cases. However, the cost of continuing the defense has been material to us and any continued or new litigations and any eventual judgment against us could have a material adverse effect on our financial condition and continuation of operations. In addition, claims by the defendant officers and directors for indemnification, notwithstanding our having directors and officers insurance covering securities act claims in the Class Action, could be material.


DEPENDENCE ON PRINCIPAL CUSTOMERS


     Two principal customers, Euromedic and Lysmed, which are foreign distributors in Central and Eastern Europe, accounted for approximately 81% of our revenues of our SteriMed business in the nine months ended June 30, 2004, and approximately 59% of our revenues for the 2003 fiscal year. While we endeavor to expand our customer base and have been engaged in discussions with end-users in the U.S., there can be no assurance that we will be successful in this effort. In addition, the loss of one or both of our principal customers would have a significant adverse impact to our business.

COMPETITION


     There are numerous methods of handling and disposing of RMW, of which our technology is one of the available systems. We are not aware of any competitive product that is similar to the SteriMed Systems with respect to its design and compactness. We believe that our SteriMed Systems, due to its ability to be used on site, the cost basis and ease of use, offers a significant advantage over RMW systems offered by our competitors. We realize, however, there can be no assurance that a different or new technology may not supplant us in the market. Further, we cannot guarantee that in the event that we are successful in the deployment of our systems in the marketplace, the predominant companies in the field, which have substantially greater resources and market visibility than us, will not try to develop similar systems.


CONTROL BY MANAGEMENT


     Prior to the offering herein, the executive officers and directors beneficially own approximately 32% of the outstanding voting securities, including shares underlying options and warrants held by them. Accordingly, they could exercise a significant voting block in the election of directors and other matters to be acted upon by stockholders.


                                  MARKET RISKS

THERE IS ONLY A VOLATILE LIMITED MARKET FOR OUR COMMON STOCK


     Recent history relating to the market prices of public companies indicates that, from time to time, there may be periods of extreme volatility in the market price of our securities because of factors unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock, and especially for stock traded on the OTC Bulletin Board. Our common stock is not actively traded, and the bid and asked prices for our common stock have fluctuated significantly. In the past two fiscal years, the common stock traded on the OTC Bulletin Board from a high of $0.31 to a low of $0.05 per share. See "MARKET FOR OUR COMMON STOCK." General market price declines, market volatility, especially for low priced securities, or factors related to the general economy or to us in the future could adversely affect the price of the common stock. With the low price of our common stock, any securities placement by us would be very dilutive to existing stockholders, thereby limiting the nature of future equity placements.


THE NUMBER OF SHARES BEING REGISTERED FOR SALE IS SIGNIFICANT IN RELATION TO OUR TRADING VOLUME


     All of the shares registered for sale on behalf of the selling stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. At September 30, 2004, we had an aggregate of 14,870,178 shares of common stock reserved for the conversion of Series B Preferred Stock and convertible notes and the exercised options and warrants. Of the 14,870,178 shares, an aggregate of 13,272,248 shares have been included in this prospectus. We have filed this registration statement to register these restricted shares for sale into the public market by the selling stockholders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital. Any outstanding shares not sold by the selling stockholders pursuant to this prospectus will remain as "restricted shares" in the hands of the holder, except for those held by non-affiliates for a period of two years, calculated pursuant to Rule 144.


WE HAVE NEVER PAID DIVIDENDS AND WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FUTURE


     We do not believe that we will pay any cash dividends on our common stock in the future. We have never declared any cash dividends on our common stock, and if we were to become profitable, it would be expected that all of such earnings would be retained to support our business. Since we have no plan to pay cash dividends, an investor would only realize income from his investment in our shares if there is a rise in the market price of our common stock, which is uncertain and unpredictable.

SHARES ELIGIBLE FOR FUTURE SALE COULD NEGATIVELY AFFECT YOUR INVESTMENT IN US


     The fact that the Company is seeking additional capital through the sale of its securities, including shares of our preferred stock, which include granting certain registration rights to the investors could negatively impact us. At September 30, 2004, we had 16,281,190 shares of common stock and 973,000 shares of preferred stock which our Board of Directors could issue without any approval of existing holders. The issuance of these shares, as well as the issuance of any new shares, and any attempts to resell them could depress the market for the shares being registered under this prospectus.


WE ARE SUBJECT TO PENNY STOCK REGULATIONS AND RESTRICTIONS

     The Securities and Exchange Commission has adopted regulations which generally define Penny Stocks to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of August 31, 2004, the closing bid and asked prices for our common stock were $0.16 and $0.16 per share and therefore, it is designated a "Penny Stock." As a Penny Stock, our common stock may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

     For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Securities and Exchange Commission ("SEC") relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

     There can be no assurance that our common stock will qualify for exemption from the penny stock restrictions. In any event, even if our common stock were exempt from the Penny Stock restrictions, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.


CERTAIN PROVISIONS OF OUR CHARTER COULD DISCOURAGE POTENTIAL ACQUISITION PROPOSALS OR CHANGE IN CONTROL

     Certain provisions of our Certificate of Incorporation and of Delaware law could discourage potential acquisition proposals and could make it more difficult for a third party to acquire or discourage a third party from attempting to acquire control of us. These provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the common stock. Our Board of Directors, without further stockholder approval, may issue preferred stock that would contain provisions that could have the effect of delaying or preventing a change in control or which may prevent or frustrate any attempt by stockholders to replace or remove the current management. The issuance of additional shares of preferred stock could also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.


                           FORWARD LOOKING STATEMENTS

     Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

     This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) anticipated trends in our industry, and (d) our needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                                 USE OF PROCEEDS


     We will not receive any portion of the proceeds from the sale of common stock by the selling stockholders, nor will we receive proceeds from conversion of the convertible promissory notes. We may receive proceeds of up to $1,029,884 if all the warrants and options underlying some of the shares sold are exercised and no cashless-exercise procedure is used. If all the convertible promissory notes are converted into common stock, the conversion would have the effect of eliminating $1,500,000 principal amount of debt. Management currently anticipates that any such proceeds will be utilized for working capital and other general corporate purposes. We cannot estimate how many, if any, warrants and options may be exercised or convertible promissory notes may be converted as a result of this offering.


     We are obligated to bear the expenses of the registration of the shares. We anticipate that these expenses will be approximately $80,000.

                                 DIVIDEND POLICY


     We have never declared dividends or paid cash dividends. We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Moreover, covenants in the convertible promissory notes prevent us from paying any dividends on our common stock while those notes are outstanding.



                           MARKET FOR OUR COMMON STOCK

PRINCIPAL MARKET AND MARKET PRICES


     Our common stock has traded in the over-the-counter market on the OTC Electronic Bulletin Board (OTCBB) under the symbol CAPR. The following table sets forth for the indicated periods the high and low bid prices of the common stock for the two fiscal years ended September 30, 2004, and for the period from October 1, 2004 through November 2, 2004 as reported on the OTCBB. These prices are based on quotations between dealers, and do not reflect retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.



---------------------------------------------------------------------------------
                   FISCAL YEAR ENDING     FISCAL YEAR ENDED     FISCAL YEAR ENDED
FISCAL PERIOD           9/30/05                9/30/04               9/30/03
---------------------------------------------------------------------------------
                    High         Low       High        Low       High        Low
---------------------------------------------------------------------------------
First Quarter*     $0.19        $0.11     $0.25       $0.11     $0.15       $0.07
---------------------------------------------------------------------------------
Second Quarter         -            -      0.25        0.05      0.13        0.08
---------------------------------------------------------------------------------
Third Quarter          -            -      0.22        0.05      0.13        0.10
---------------------------------------------------------------------------------
Fourth Quarter         -            -      0.25        0.11      0.31        0.10
---------------------------------------------------------------------------------

*Through November 2, 2004.


APPROXIMATE NUMBER OF HOLDERS OF OUR COMMON STOCK


     On September 30, 2004, there were approximately 1,250 stockholders of record of our common stock. Since a substantial amount of the shares are held in nominee name for beneficial owners, we believe that there are a substantial number of additional beneficial owners.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our Consolidated Financial Statements and the notes thereto and the other financial information appearing elsewhere in this prospectus. In addition to historical information contained herein, the following discussion and other parts of this prospectus contain certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements due to factors discussed under "Risk Factors", as well as factors discussed elsewhere in this prospectus. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

RESULTS OF OPERATIONS


     Our continuing operations are classified as the infectious medical waste business. In the year ended September 30, 2002, our operations were classified into two business segments: imaging services (Strax) and the therapeutic drug monitoring assay business (TDM Business). As more fully described in Note L and Note J to the Consolidated Financial Statements, in fiscal year 2003 we completed the sale of both our imaging business (Strax) effective as of September 30, 2003, as well as the sale of our TDM business segment effective October 9, 2002. As a result, our consolidated balance sheet for the 2003 and 2002 fiscal years have been restated to reflect the Strax business and the TDM business as discontinued operations. These changes in our business operations make it difficult to compare our prior financial results by period.


  FISCAL YEAR ENDED SEPTEMBER 30, 2003 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 2002
  ------------------------------------------------------------------


     Revenues generated for fiscal year 2003 were primarily generated by MCM product sales and rental revenues which totaled $550,579 for the fiscal year ended September 30, 2003. There are no comparisons for the prior fiscal year as the Company commenced this business effective December 17, 2002. Consulting income of $50,000 which was generated for the fiscal year ended September 30, 2003, was in connection with the sale of the TDM business.

     Selling, general and administrative expenses totaled $4,155,660 for Fiscal 2003 versus $1,582,636 for Fiscal 2002. This increase reflects the costs related to the acquisition and ongoing operations of MCM in both the US and its overseas subsidiary which totaled approximately $1.4 million, as well as substantial increases in both legal and insurance fees. Legal fees increased by approximately $820,000 and related primarily to the costs involved in defending the on-going litigation filed against us together with related settlement costs. Insurance increased by approximately $150,000 due to fees required to purchase tail policies due to a change in our insurance carriers.

     The operating loss from operations totaled $4,052,867 for Fiscal 2003 versus $1,582,636 for Fiscal 2002. This increase represents the acquisition of the operations of MCM. In Fiscal 2003, income from operations of the discontinued TDM business, including the gain on disposal, totaled $3,287,587. The loss from operations from the discontinued Strax business, including the gain on disposal of $125,658, totaled $18,830 was also included in Fiscal 2003. These decreases of $740,000 and $207,000 reflect the curtail of certain legal actions against us.


  NINE MONTHS ENDED JUNE 30, 2004 COMPARED TO NINE MONTHS ENDED JUNE 30, 2003
  ---------------------------------------------------------------------------


     Revenues generated from product sales totaled $674,931 and $410,983 for the nine month periods ended June 30, 2004 and 2003, respectively. This increase in revenues was as a result of the continuing efforts of our distributors to obtain approvals to sell our products in the EU countries. Revenues generated from leased equipment rentals totaled $49,548 and $29,035 for the nine month periods ended June 30, 2004 and 2003, respectively. Consulting income of $37,500 was generated for the nine month periods ended June 30, 2004 and 2003 in connection with the sale of the TDM business.


     Cost of product sales and leased equipment amounted to $551,382 or 72.4% of total revenues versus $381,645 or 79.9% of total revenues for the nine month period ended June 30, 2004 and 2003, respectively.


     Selling, general and administrative expenses totaled $2,276,980 for the nine months ended June 30, 2004 versus $3,296,488 for the nine months ended June 30, 2003. This decrease is due to a significant reduction for legal expenses relating to litigation defense costs as disclosed herein as well as reduced insurance expenses relating to changes in our business for the nine months ended June 30, 2004 versus June 30, 2003.These decreases of $740,000 and $207,000 reflect the reduction in the activity of certain legal actions as substantial time had been spent in the prior period in preparing motions to dismiss, and these motions were decided in the current period with the decisions basically favorable to us.


LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 2004, our cash and cash equivalent position approximated $337,600 versus $775,000 at September 30, 2003. This decrease is principally due to the use of funds to support our operating activities.


     Our predecessor auditors included an explanatory paragraph in their report on our financial statements for the year ended September 30, 2003, to state that our recurring losses from operations and the pendency of certain legal proceedings at September 30, 2003, raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising capital and achieving profitable operations. We cannot assure you that our business plans will be successful in addressing this issue.


     We have for the past several years met our need for capital in our various businesses through loans from officers, directors and related parties other than the monies received from the sales of the TDM business, which were primarily used to finance the recently acquired MCM business. Due to the poor equity market for companies such as us, there has been significant difficulty in obtaining funds from traditional sources.

     During the third quarter of fiscal year 2004 we raised $1.5 million, prior to fees and expenses, through the issuance of 8% Senior Secured Convertible Promissory Notes, repayable, together with interest, from April 27, 2005 to June 10, 2005, subject to prepayment or conversion by the investors into shares of our common stock at a conversion price of $.15 per share. The proceeds from the sale of the convertible promissory notes were utilized for the expansion of the infectious medical waste disposal business and for general working capital needs.

     During the second quarter of fiscal 2004, we raised $500,000 through a short-term bridge loan, issuing notes due on July 31, 2005, and granting warrants to purchase 333,333 shares of our common stock exercisable at $0.25 per share for a period of five years. The funds were utilized primarily for general working capital. The majority of these funds was provided by our management. The notes bear interest at a rate of 11% per annum and are secured by a first lien on any royalties received by Opus Diagnostics Inc. from Seradyn, Inc. in accordance with their Royalty Agreement. For every three dollars ($3.00) loaned, the lender received two warrants to purchase one share of common stock, exercisable at $0.25 per share for a period of five years. The estimated fair value of the warrants approximated $27,400 using the Black Scholes Model and such amount shall be treated as a discount to debt and a corresponding increase to paid in capital. The discount shall be amortized over the life of the loan.

     Effective September 30, 2003, upon the sale of Strax, the purchase price was $412,000, and may be subject to adjustment based upon collections of the accounts receivable outstanding as of the date of closing. Fifty percent of the purchase price, which had been held in escrow, was paid on closing and the balance is payable in installments commencing January 1, 2004 and ending December 31, 2004, evidenced by a note secured by the accounts receivables of Strax Institute, Inc, the entity into which the purchaser placed the Strax assets. We utilized the funds for general working capital purposes.

     During October 2002, our subsidiary Opus sold the assets of its TDM Business for $6,000,000, subject to adjustment on a dollar for dollar basis to the extent the net asset value of the purchased assets as shown on a post-closing proforma asset statement was greater the $420,000 or less than $380,000. We have received a further payment of $54,970 as a post closing payment adjustment. We used the net cash proceeds to pay down debts and liabilities, repayment of the short-term loan and, in December 2002, used $1,835,000 as part of the MCM purchase price. The balance of the funds were used for general working capital purposes.

     During September 2002, warrant holders representing 3,297,700 shares of common stock exercised their warrants in our warrant price reduction program. As a result, we raised an aggregate of $409,668 and also substantially reduced the number of outstanding warrants. We used the proceeds for general working capital purposes.

     During June 2002, we obtained a short-term loan in the principal amount of $250,000, with interest at prime plus 3% per annum and due on September 30, 2003 (see Note E to the Notes to the Consolidated Financial Statements herein). The proceeds of the short-term loan were used to fund an initial loan to MCM of up to $250,000. On October 10, 2002, the holders of the short-term loan were repaid an aggregate of $250,000 plus accrued interest. For each $1.00 principal amount loaned, the lender received a warrant to purchase one share of common stock, exercisable after six months at $0.09 per share for a period of five years.


     In light of the continuing cash requirements needed to develop the MCM business, we are actively seeking additional funding. These funds are required to expand our marketing effort both in the US and in overseas markets. In the overseas markets, we are also required to secure the necessary approvals and permits. Delays in obtaining these approvals will limit our ability to generate near term sales revenues. Similarly, to meet the needs of these new markets, we will be required to manufacture units to supply these requirements without undue delay. This will require us to invest working capital into inventory. Due to our current capital structure, suppliers may not grant us credit terms. Our inability to have on hand adequate working capital reserves may restrict our ability to produce adequate numbers of units for inventory. We will continue our efforts to seek funds through funding options, including banking facilities, equipment financing, government-funded grants and private equity offerings. There can be no assurance that such funding initiatives will be successful due to the difficulty in raising equity from third parties given our low stock price and current revenue base, and if successful, will not be dilutive to existing stockholders. We may also require funds for future acquisitions to complement our existing business, or to seek an acquisition that could generate a source of capital. To date, management, their affiliates and the recent $1.5 million placement have been the primary resources of funding. In addition, depending upon the outcome of the pending legal actions, additional funding for legal expenses could also be required. Consequently, our viability could be threatened. Accordingly, the auditors' report on the 2003 financial statements contains an explanatory paragraph expressing a substantial doubt about our ability to continue as a going concern. We hope to obtain sufficient financing to execute our business plan. In the event financing is not forthcoming, we will endeavor to restructure our operations and explore opportunities to sell, take the business private or merge our MCM business. Failure to raise adequate funds to develop the MCM business or for general working capital would jeopardize our future survival.


     Net cash used in operations for Fiscal 2003 amounted to $5,059,056. Net cash provided by investing activities for Fiscal 2003 amounted to $5,911,125. Net cash flows used for financing activities for Fiscal 2003 amounted to $582,532.

CONTRACTUAL OBLIGATIONS

THE FOLLOWING TABLE SETS FORTH OUR CONTRACTUAL OBLIGATIONS AS OF JUNE 30, 2004

                                              TOTAL      LESS THAN    1-3 YEARS   MORE THAN
                                              -----      ---------    ---------   ---------
                                                           1 YEAR                  5 YEARS
                                                           ------                  -------
Long Term Debt Obligations.............     $2,000,000   $1,500,000   $500,000        -
Capital Lease Obligations..............          -            -          -            -
Operating Lease Obligations............     $   96,750   $   96,750      -            -

CONTINGENT OBLIGATIONS

     Our principal contractual commitments include payments under operating leases.

CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. On an on-going basis, management evaluates our estimates and assumptions, including but not limited to those related to revenue recognition and the impairment of long-lived assets, goodwill and other intangible assets. Management bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     1.   Revenue recognition

     The infectious medical waste business recognizes revenues from either the sale or rental of our SteriMed Systems. Revenues for sales are recognized at the time that the unit is shipped to the customer. Rental revenues are recognized based upon either services provided for each month of activity or evenly over the year in the event that a fixed rental agreement is in place.

     2.   Goodwill and other intangibles

     Goodwill and other intangibles associated with the MCM acquisition will be subject to an annual assessment for impairment by applying a fair-value based test. The valuation will be based upon estimates of future income of the reporting unit and estimates of the market value of the unit.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." This statement superseded EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity". Under this statement, a liability or a cost associated with a disposal or exit activity is recognized at fair value when the liability is incurred rather than at the date of an entity's commitment to an exit plan as required under EITF 94-3. The provision of this statement is effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption permitted. The adoption of SFAS No. 146 did not have a material effect on our consolidated financial position and results of operations.

     In November 2002, the Emerging Issues Task Force (EITF) reached consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Revenue arrangements with multiple deliverables include arrangements which provide for the delivery or performance of multiple products, services and/or rights to use assets where performance may occur at different points in time or over different periods of time. EITF Issue No. 00-21 was effective for us beginning July 1, 2003 and did not have a material effect on our results of operations.

     On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation in the event companies adopt SFAS No. 123 and account for stock options under the fair value method. SFAS No. 148 also amends the disclosure provisions of SFAS 123 and APB Opinion No. 28, Interim Financial Reporting (APB 28), to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While the Statement does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25 Accounting for Stock Issued to Employees (APB 25).

     In May 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The changes in this Statement improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS 149 did not have a material effect on our consolidated financial position, results of operations, or cash flows.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 is the first phase of the FASB's project on liabilities and equity. SFAS No. 150 provides guidance on how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. Many of these instruments were previously classified as equity. For example, if an employer's issuance of its shares to a key employee requires the employer to redeem the shares upon the employee's death, then those shares must be classified as a liability, not as equity. For publicly-held companies, SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. SFAS No. 150 requires companies to record the cumulative effect of financial instruments existing at the adoption date. The adoption of SFAS 150 did not have a significant effect on our operations, consolidated financial position or cash flows.


     In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. In December 2003, the FASB issued Interpretation No. 46(R) ("FIN 46R") which revised certain provisions of FIN 46. Publicly reporting entities that are small business issuers must apply FIN 46R to all entities subject to FIN 46R no later than the end of the first reporting period that ends after December 15, 2004 (as of December 31, 2004, for a calendar year enterprise) The effective date includes those entities to which FIN 46 had previously been applied. However, prior to the application of FIN 46R, a public entity that is a small business issuer shall apply FIN 46 or FIN 46R to those entities that are considered special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003 (as of December 31, 2003 for a calendar year). We do not have any entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46.


INFLATION

     To date, inflation has not had a material effect on our business. We believe that the effects of future inflation may be minimized by controlling costs and increasing our manufacturing efficiency through the increase of our product sales.

                                    BUSINESS

BACKGROUND

     Caprius, Inc. is engaged in the infectious medical waste disposal business. In the first quarter of Fiscal 2003, we acquired a majority interest in M.C.M. Environmental Technologies, Inc. which develops, markets and sells the SteriMed and SteriMed Junior compact systems that simultaneously shred and disinfect Regulated Medical Waste. The SteriMed Systems are sold and leased in both the domestic and international markets.


     In December 2002, we closed the acquisition of our initial investment of 57.53% of the capital stock of MCM for a purchase price of $2.4 million. MCM wholly-owns MCM Environmental Technologies Ltd., an Israeli corporation, which initially developed the SteriMed Systems. Upon closing, our designees were elected to three of the five seats on MCM's Board of Directors, with George Aaron, President and CEO, and Jonathan Joels, CFO, filling two seats. Additionally, as part of the transaction, certain debt of MCM to its existing stockholders and to certain third parties was converted to equity in MCM or restructured. Pursuant to its Letter of Intent with MCM, Caprius had provided MCM with loans totaling $565,000, which loans were repaid upon closing by a reduction in the cash portion of the purchase price. For the six month period that commenced on July 17, 2004 and ends on January 17, 2005, pursuant to a Stockholders Agreement, the stockholders of MCM (other than the Company) have the right to put all of their MCM shares to MCM, and MCM has the right to call all of such shares not currently owned by us. The party who first exercises its put or call rights is required to accompany its notice of put or call with its proposal for the price of the stock interest in MCM to be sold or purchased, as applicable. The recipient is then required to give notice to the exercising party of its proposed price for such interest. The parties shall then negotiate and agree upon an agreed price. At our option, we may pay the purchase price for the remaining MCM shares in cash or in shares of our common stock. Neither party has given notice of its put or call.


     Caprius, Inc. was founded in 1983 and through June 1999 essentially operated in the business of developing specialized medical imaging systems, as well as operating the Strax Institute, a comprehensive breast imaging center. In June 1999, we acquired Opus and began manufacturing and selling medical diagnostic assays constituting the TDM Business. In October 2002, we sold the TDM business to Seradyn, Inc. The Strax Institute was sold in September 2003.

DESCRIPTION OF MCM ENVIRONMENTAL TECHNOLOGIES INC. (MCM) BUSINESS-

BACKGROUND OF THE REGULATED MEDICAL WASTE INDUSTRY IN THE UNITED STATES

     In 1988, the Federal Government passed the Medical Waste Tracking Act ("MWTA"). This act defined medical waste and the types of medical waste that were to be regulated. In addition to defining categories of medical waste, the law mandated that generators of Regulated Medical Waste ("RMW") be responsible for and adhere to strict guidelines and procedures when disposing of RMW. The mandates included a "cradle to grave" responsibility for any RMW produced by a facility, the necessity to track the disposal of RMW and defined standards for segregating, packaging, labeling and transporting of RMW.

     The MWTA led to the development of individual state laws regulating how RMW is to be disposed of. As a result of these laws, it became necessary for medical waste generating facilities to institute new procedures and processes for transporting medical waste from the facility to an offsite treatment and disposal center, or obtain their own on-site system for treatment and disposal acceptable to the regulators. By 1999, Health Care Without Harm, a coalition of 240 member organizations, estimated that 250,000 tons of RMW was produced annually.

     The other major impact on the RMW market was the adoption of the Clean Air Amendments of 1997. This act dramatically reduced or eliminated the type of emissions that are permitted from the incineration of RMW. Due to this, generators of RMW, which were incinerating their waste, were forced into costly upgrades of their incinerators or to find other methods of disposal. Hospital incinerators decreased from 6,200 in 1988 to 115 in 2003 (Mackinac Chapter, Sierra Club Newsletter Aug-Oct 2003).

     Most generators of RMW use waste management firms to transport, treat and dispose of their waste. Due to the legislative and other market factors, the costs for this type of service have been increasing at a dramatic pace. At the same time, many medical waste generators are coming under increasing pressure to reduce expenses as a result of the decreasing percentage of reimbursement from Medicare and other third party providers. Additionally, the added liability of RMW generators as a result of the "cradle to grave" manifest requirement has made it more attractive to use medical waste management methods that do not require manifest systems. The combination of these pressures is forcing medical waste generators to seek innovative methods for their waste disposal. MCM believes these factors create a demand for an onsite RMW treatment option. MCM has identified and is working with specific segments and niches within the RMW market on which it feels it might capitalize. The specifics of these will be discussed in the Marketing section.

BACKGROUND OF THE REGULATED MEDICAL WASTE INDUSTRY OUTSIDE OF THE UNITED STATES

     The industrialized countries of the European Union and Japan are implementing medical waste laws that are or will be similar to US regulations. In 1994, the European Commission implemented a directive where member states had to adhere to the provisions of the United Nations Economic Commission for Europe ("UNECE") European Agreement on the International Carriage of Dangerous Goods by Road. This requires that clinical or medical waste would be packed, marked, labeled and documented according to defined specifications. Regulations and cost factors have prompted European RMW generators to seek alternative medical waste disposal options. MCM recognizes an excellent opportunity for SteriMed sales in Europe, and is working with regulators, potential joint venture partners and distributors.

     Throughout the less industrialized and third world countries, the disposal of hospital waste is coming under increasing scrutiny and regulations. Many countries are in the process of updating and enforcing regulations regarding the disposal of RMW. MCM is attempting to establish relationships worldwide directly or through distributors, in many of these countries.

THE MCM STERIMED SYSTEM

     The SteriMed System is a patented, environmentally friendly, on-site disinfecting and disposal unit that can process regulated clinical waste, including sharps, dialysis filters, pads, bandages, plastic tubing and even glass, in a 12 minute cycle. The units simultaneously shred, grind, mix and disinfect the waste with the proprietary Ster-Cid(R) solution. After treatment, the material may be discarded as unrecognizable conventional solid waste, in accordance with appropriate regulatory requirements. The resultant treated waste is as low as 10% of the original volume.

     As the technology for disinfection is chemical based, within the definitions used in the industry, it is considered as an alternative treatment technology.

     The SteriMed System is comprised of two different sized units, and the required Ster-Cid(R) disinfectant solution which can be utilized with both units. The larger SteriMed can treat up to 20 gallons (75 liters) of medical waste per cycle. The smaller version, SteriMed Junior, can treat 4 gallons (15 liters) per cycle.


     We have the worldwide exclusive rights for the manufacture, use and sale of the Ster-Cid(R) proprietary disinfectant used in the SteriMed System. The Ster-Cid(R) is currently manufactured solely for us by the licensor. In the event that the licensor is unable to manufacture the Ster-Cid(R), we have the right to have Ster-Cid manufactured by an alternative manufacturer. Ster-Cid(R) is approximately 90% biodegradable. Ster-Cid(R) is considered a pesticide by the U.S. EPA and, in compliance with FIFRA, it is registered with the U.S. EPA. The process of registering a pesticide under FIFRA involves submission of an application package to the U.S. EPA. The EPA's review of this application includes assessment of the hazards to human health and the environment that may be posed by the pesticide. This process can take up to a year or more to complete. MCM had assigned an agent experienced with the FIFRA registration process to carry out this process for Ster-Cid(R). This process was completed in September 1999 at which time the Ster-Cid(R) was assigned a FIFRA Registration number. On an annual basis, MCM is required to report to the U.S. EPA the quantities of Ster-Cid(R) sold and projections for the upcoming year.

     During the SteriMed disinfecting cycle, the concentration of Ster-Cid(R) is approximately 0.5% of the total volume of liquids. The Ster-Cid(R) disinfectant has been tested in independent laboratories and shown to meet U.S. EPA guidelines for disinfection. Furthermore, it is accepted by POTW, allowing for its discharge into the sewer system.

     Both SteriMed Systems are safe and easy to operate, involving 1/2 day of training provided by our technical support staff to operators as designated by the end-user. The operator is trained to handle the daily and weekly responsibilities for the routine preparation, maintenance, and minor troubleshooting of the SteriMed System. Daily maintenance includes filling the system with the Ster-Cid, removal and replacement of the filter bags, and disposing of the filter bag as black bag waste.

     The trained operator places the red bag waste containing RMW into the SteriMed receiver chamber and activates the start button. The water and Ster-Cid(R) are then automatically released into the treatment chamber. The shredding, grinding and mixing of the waste is then initiated to expose all surfaces of the medical waste to the chemical solution during the 12 minute processing cycle. At the end of each specified number of cycles, trained operator then puts the residue into a regular black bag, ready for disposal as regular solid waste.


     Both SteriMed and the SteriMed Junior are equipped with an integrated monitoring system, including a PLC display, which indicates each of the system's functions to guide the operator through its operations. Access to the PLC program is secured, accessible only by MCM's technicians to prevent operators from overriding the treatment process. Relevant information concerning treatment parameters may be electronically forwarded, at the end of each treatment cycle, to a designated printer at any location within the facility. In addition, the system is capable, at the option of the facility, to have the treatment parameters for all cycles in a day forwarded to MCM's maintenance center.

REGULATIONS AND REGULATORY COMPLIANCE FOR ALTERNATIVE MEDICAL WASTE TREATMENT TECHNOLOGIES IN THE UNITED STATES


     Our use of the Ster-Cid(R) disinfectant in the SteriMed System is registered by the U.S. EPA under FIFRA. The SterCid(R) disinfectant is considered a pesticide, and is registered under FIFRA Number 71814. FIFRA gives the federal government control over the distribution, sale and use of pesticides. All pesticides used in the U.S. must be registered (licensed) by the U.S. EPA under FIFRA. Registration of pesticides is to seek assurance that they will be properly labeled, and if used in accordance with label specifications, will not cause unreasonable harm to the environment.

     The MCM SteriMed systems are regulated at the state level by the individual states' Environmental, Conservation, Natural Resources, or Health Department. Each state has its own specific approval requirements. Generally, most states require an application for registration or approval be submitted along with back up information, including but not limited to operating manuals, service manuals, and procedures. Additionally, many states require contingency and safety plans be submitted, and that efficacy testing be performed. MCM has demonstrated through efficacy testing that it can inactivate the 4Log10 concentration of Bacillus atrophaeus (formerly Bacillus subtilis) spores. This meets or exceeds most state regulatory requirements.

     The SteriMed Senior has been cleared for marketing in 45 states and the SteriMed Junior in 39 states. The Ster-Cid(R) disinfectant has been registered in 49 states. It is our objective to obtain approvals from the remaining states in 2004.


     Local and county level authorities generally require that discharge permits be obtained from POTW by all facilities that discharge a substantial amount of liquids or specifically regulated substances to the sewer system. The SteriMed System process effluent has been characterized and found to be within the lower range of the general discharge limits set forth by the National Pollutant Discharge Elimination System (NPDES) Permitting Program, which are used to establish POTW discharge limits.

     These approvals allow the SteriMed System effluent to be discharged to a municipal sewer and the treated disinfected waste to be disposed of in a municipal landfill.

     The SteriMed process, unlike many other waste medical disposal technologies, is not subject to the Clean Air Act Amendments of 1990 because there is no incineration or generation of toxic fumes in the process. It is also not subject to the Hazardous Materials Transportation Authorization Act of 1994 as there is no transportation of hazardous waste involved.

REGULATIONS AND REGULATORY COMPLIANCE FOR ALTERNATIVE MEDICAL WASTE TREATMENT TECHNOLOGIES OUTSIDE OF THE UNITED STATES


     CE Mark compliancy is an expected requirement for equipment sold in the European Union ("EU"). The SteriMed Systems are CE Mark compliant. In order to meet the specific regulatory requirements of the individual members of the EU, MCM will undertake further efficacy testing where necessary in order to demonstrate that the SteriMed conforms to all the standards in the specific EU member country. Outside of the EU, we are required to review and meet whatever the specific standards a country may impose. In countries where we have distributors, they are required to obtain the necessary regulatory approvals on our behalf at their expense.


COMPETITION

     RMW has routinely been treated and disposed of by of incineration. Due to the pollution generated by medical waste incinerators, novel technologies have been developed for the disposal of RMW. Some of the issues confronting these technologies are: energy requirements, space requirements, unpleasant odor, radiation exposure, excessive heat, volume capacity and reduction, steam and vapor containment, and chemical pollution. The use of the SteriMed System eliminates concern about these issues: space and energy requirements are minimal, there are no odors, radiation, steam, vapor or heat generated, solid waste volume is reduced by up to 90% and the disinfecting chemical is 94% biodegradable. The following are the various competitive technologies:

     Autoclave (steam under pressure): Autoclaves and retort systems are the most common alternative method to incineration used to treat medical waste. Autoclaves are widely accepted because they have historically been used to sterilize medical instruments. However, there are drawbacks as autoclaves may have limitations on the type of waste they can treat, the ability to achieve volume reduction, and odor problems.

     Microwave Technology: Microwave technology is a process of disinfection that exposes material to moist heat and steam generated by microwave energy. The waves of microwave energy operate at a very high frequency of around 2.45 billion times per second. This generates the heat needed to change water to steam and carry out the disinfection process at a temperature between 95 and 100 degrees centigrade. Use of this technology requires that proper precautions be taken to exclude the treatment of hazardous material so that toxic emissions do not occur. Also offensive odors may be generated around the unit. The capital cost is relatively high.

     Thermal Processes: Thermal processes are dry heat processes and do not use water or steam, but forced convection, circulating heated air around the waste or using radiant heaters. Companies have developed both large and small dry-heat systems, operating at temperatures between 350oF-700oF. Use of dry heat requires longer treatment times.

     High Heat Thermal Processes: High heat thermal processes operate at or above incineration temperatures, from 1,000oF to 15,000oF. Pyrolysis, which does not include combustion or burning, contains chemical reactions that create gaseous and residual waste products. The emissions are lower than that created by incineration, but the pyrolysis demands heat generation by resistance heating such as with bio-oxidation, induction heating, natural gas or a combination of plasma, resistance hearing and superheated steam.

     Radiation: Electron beam technology creates ionized radiation, damaging cells of microorganisms. Workers must be protected with shields and remain in areas secured from the radiation.

     Chemical Technologies: Disinfecting chemical agents that integrate shredding and mixing to ensure adequate exposure are used by a variety of competitors. Chlorine based chemicals, using sodium hypochlorite and chlorine dioxide, are somewhat controversial as to their environmental effects and their impact on wastewater. Non-chloride technologies are varied and include peracetic acid, ozone gas, lime based dry powder, acid and metal catalysts as well as alkaline hydrolysis technology used for tissue and animal waste.

     Among the competitors are Stericycle, Inc., Steris Corporation, Sanitec, Inc. Positive Impact Waste Solutions, Inc., Waste Processing Solutions Company, Global Environmental Technologies, LLC, and Waste Reduction, Inc.

COMPETITIVE FEATURES OF THE MCM STERIMED SYSTEM


     Seizing the opportunity afforded by the regulatory changes and pricing pressures in the healthcare industry, we are positioning our products as viable alternatives to the traditional medical waste disposal methods. The SteriMed System seeks to offer medical waste generators a true on-site option that is less risky, less expensive, and more environmentally friendly than the alternatives. The main competitive advantages of the SteriMed System are:


     Safety
     ------
          a)   No need to pack containers of medical waste
          b) No need to transport infectious waste through facilities with patients
          c)   No need to ship infectious medical waste on public roads
          d) Environmentally sound approach for disinfection - uses biodegradable chemicals; does not release smoke, odor, steam or other emissions to the air; removes the need for incineration
          e) Noise level during cycle is approx. 70.1dB(A), regarded below levels of noise safety concerns by most government regulations

     Labor
     -----
          a) Reduce the exposure to infectious waste by limiting the time an employee handles, stores and packs the waste
          b) No need to administer and track waste that is shipped from the facility
          c)   Ease of use
          d) Employee can continue to perform their regular functions while the SteriMed treatment cycle is operational

     Convenience
     -----------
          a) Easily installed requiring only electricity, water and sewage outlet. No special ventilation or lighting required.
          b)   Can fit through regular doorway.
          c)   Limited training required for operators.
          d) Due to size, units can be strategically placed in a health care facility near high waste generation sites (e.g. floor of operating room, infectious disease ward)

     Cost Saving
     -----------
          a)   Less labor time
          b)   No transportation costs to incineration site
          c) Our preferred business model is to rent the SteriMed Systems to U.S. facilities generating the infectious clinical waste. This model obviates the need for capital investment by users, and should also reduce previous operating expenses in disposing of medical waste.

     Compliant with Federal and States regulations
     ---------------------------------------------
               Enable infectious medical waste generating facilities to replace existing systems while meeting federal, state and local environmental as well as health regulations.

     These features are intended to make the SteriMed System a very attractive solution to health care organizations, especially those that are forced to reconsider their current medical waste management programs because of federal and state regulations or because of pressures to reduce operating costs.

MARKETING STRATEGY

     We have designed and are implementing a marketing program which maximizes the uniqueness and strengths of the SteriMed Systems while enhancing our customers' cash flow and minimizing their financial restraints. Our sales focus is to those sites which best fit the capabilities and requirements of our systems. These include those sites generating approximately 2,000 to 12,000 pounds of RMW per month and are able to provide a room with a minimum of 75 square feet with proper plumbing and electricity for the storage and operation of the machine. Within the United States these facilities include dialysis centers, surgical centers, blood banks, commercial laboratories (both research and clinical), large physician group practices and specific sites within hospitals.

     Many of these facilities are owned by national or international corporations operating many facilities. By focusing our sales efforts to these corporations we will be able to have multiple machine placements within the same organization. This offers many advantages to the customer and to us. Not only will we be able to maximize our selling efforts, we will also be able to compound our warranty and service effectiveness. This strategy should enable us to maximize resources and quickly obtain market penetration. We are presently working with a number of these customers in the implementation of this strategy.

     We do not have the depth of marketing or financial capacity that many of our competitors have and thus are reliant upon generating interest in our products by virtue of our technical advantages. This aspect is emphasized in our limited budget allocated for marketing.


     Our business marketing models in the U.S. are either lease or purchase of the SteriMed System. The basic lease terms are a single monthly fee which will include the cost of the SteriMed, disposables and service for the life of the lease. Lease terms are usually five years. In the rest of the world, only the purchase option is available. Leasing is not available outside of the US because of the potential difficulty in monitoring and collecting monthly leasing fees. Our distributors, however, are free to sell or lease the SteriMed System in their respective markets. Regulatory approvals are required prior to marketing in any country, whether the business is conducted by us or our distributors.

     To maximize and augment our sales efforts in the U.S., we have been actively recruiting distributors. Ideally, we are seeking local and regional distributors who will have the exclusive right to sell the SteriMed products with their prescribed geographical area. In order to gain exclusivity, the distributor must commit to minimum annual purchases. The distributor is obligated to work within the guidelines and regulatory approvals set up and maintained by us. To date we have one exclusive, one non-exclusive distributor, and we are in negotiations with four others.

     Internationally, we have distribution agreements in the following countries: Argentina, Australia, Brazil, Columbia, Costa Rica, Cyprus, Greece, Japan, Mexico, Paraguay, Poland, Scandinavia (Norway, Sweden, Finland and Iceland), Singapore, Taiwan, Tunisia and Uruguay. In each of the countries, it is the distributors' responsibility to obtain, at their own expense, all regulatory approvals which will be registered in the name of MCM.


MANUFACTURING

     We recognize that to be successful, we need to manufacture units that are;

     1)   Robust
     2)   Reliable
     3)   Reproducible in their activity

     Presently, we manufacture the SteriMed at our facility in Moshav Moledet, Israel. Our current inventory of the SteriMed Junior was manufactured by a third party manufacturer in Israel. We are actively seeking alternative locations for the manufacture of our units, including within the U.S. This includes subassembly manufacturers which will enable us to complete the final assembly at our own facilities if this proves to be the most cost effective solution. We anticipate that we would be able to complete the final assembly of the SteriMed Junior in our own facilities in the U.S. By the time we will need larger scale manufacturing capacity, we believe we will have located and qualified an alternative manufacturing location to fulfill these requirements and at costs acceptable to us, either in the North America, Russia, or China. We do not have sufficient experience in performing final assembly to be confident that we can produce a reliable product in adequate working quantities and in a timely manner. Any key components that have to be sourced from an alternative supplier could lead to delays in production or problems with quality control until we have experience with the new suppliers. The inability to find such manufacturers will constrain our growth potential. We are reliant upon certain critical components from third parties in order to manufacture our products. Failure to obtain these components in a timely fashion or at a commercially reasonable price could adversely affect our business.

     Approximately half of the SteriMed components are commercially available from third party suppliers. The remaining components are either generic with modification or customized specifically for the SteriMed. We presently have depots for parts and supplies located in Ridgefield, NJ and Moledet, Israel.


MAINTENANCE AND CUSTOMER SERVICE MODEL


     Critical to the successful use of the SteriMed System is the proper training of the personnel carrying out the installation, operation and service of the equipment. Our technical service staff assists clients in the installation of units and the training of their staff and on-site operators. This training program is strongly geared to safety and maintenance to assure ongoing safe and smooth operation of the unit. After installation and training, operation of the unit is monitored by our technical staff to assure proper performance. Our technical staff is on call to assist in fixing problems or perform repairs. Our goal is to minimize problems through ongoing training and strict adherence to maintenance schedules. Our Customer Service staff is available to help with any questions or issues our customers might have.


     The basic warranty covers parts and labor for one year. Thereafter, we offer an extended warranty program.

PROPRIETARY RIGHTS

     There exist various medical waste treatment technologies that can be combined and employed in different ways, making trademarks and patents very important pieces of intellectual property to possess in the medical waste treatment industry.


     MCM acquired and/or applied for trademarks and patents for our SteriMed and Ster-Cid(R) products as indicated in the following tables. The validation for patents is extended to fifteen years, provided an annual fee (on renewal dates) is paid in the respective country.

     SteriMed System has an International Class 10 Trademark for Israel, United States, Canada, Japan, Australia, Mexico, Russia, Hungary, Poland, and for Community Trademark ("CTM" - European).

MCM STERIMED - INTERNATIONAL CLASS 10 TRADEMARK:

-----------------------------------------------------------------------------------
                                             APPLICATION                   RENEWAL
FILE NO.      COUNTRY      APPLICATION NO.      DATE       TRADEMARK NO.    DATE
-----------------------------------------------------------------------------------
99200      Israel          113,697           7/20/1997       113,697      07/20/2007
-----------------------------------------------------------------------------------
99207      U.S.A           75/904,419        01/28/2000     2,724,738     10/20/2013
-----------------------------------------------------------------------------------
99208      Canada          1035659           11/12/1999    TMA 596,538    12/04/2018
-----------------------------------------------------------------------------------
99209      CTM(European)   1380146           11/11/1999      1380146      11/11/2009
-----------------------------------------------------------------------------------
99210      Japan           11-103145         11/12/1999      4462258      03/23/2011
-----------------------------------------------------------------------------------


                                       21


99211      Australia       813208            11/09/1999      813208       11/09/2009
-----------------------------------------------------------------------------------
99212      Mexico          472508            02/23/2001      701862       02/23/2011
-----------------------------------------------------------------------------------
99214      Russia          99719243          11/18/1999      209618       11/18/2009
-----------------------------------------------------------------------------------
99216      Hungary         m-9905278         11/10/1999      165158       11/10/2009
-----------------------------------------------------------------------------------
99218      Poland          Z-209695          11/10/1999      148086       11/10/2009
-----------------------------------------------------------------------------------

     The Ster-Cid(R) disinfectant has an International Class 5 Trademark for Israel, United States, Canada, Japan, Australia, Mexico, Russia, Hungary, Poland, and CTM.

-----------------------------------------------------------------------------------
                                             APPLICATION                   RENEWAL
FILE NO.      COUNTRY      APPLICATION NO.      DATE       TRADEMARK NO.    DATE
-----------------------------------------------------------------------------------
99200      Israel          131893            11/01/1999     131893        11/01/2006
-----------------------------------------------------------------------------------
99201      U.S.A           75/904,150        01/29/2000     2,713,884     05/06/2013
-----------------------------------------------------------------------------------
99202      Canada          1035658           11/12/1999     TMA 596,329   12/03/2018
-----------------------------------------------------------------------------------
99203      CTM(European)   1380195           11/11/1999     1380195       11/11/2009
-----------------------------------------------------------------------------------
99204      Japan           11-103144         11/12/1999     4562185       04/19/2007
-----------------------------------------------------------------------------------
99205      Australia       813207            11/09/1999     813207        11/09/2009
-----------------------------------------------------------------------------------
99206      Mexico          412940            02/23/2001     656603        02/25/2010
-----------------------------------------------------------------------------------
99213      Russia          99719294          11/18/1999     200276        11/17/2009
-----------------------------------------------------------------------------------
99215      Hungary         M-9905279         11/10/1999     164682        11/10/2009
-----------------------------------------------------------------------------------
99217      Poland          Z-209696          11/10/1999     145760        11/10/2009
-----------------------------------------------------------------------------------

     The SteriMed has patents in Australia, Japan, United States, Canada, Europe and South Africa. Additionally, there are patent applications pending in the United States (provisional), Australia, Brazil, Mexico, Russia, Canada, China, India, and Patent Corporation Treaty ("PCT").

MCM STERIMED PATENTS:

---------------------------------------------------------------------------------------------
                                         APPLICATION
FILE NO.   COUNTRY     APPLICATION NO.      DATE       PATENT NO.   PATENT DATE   VALID UNTIL
---------------------------------------------------------------------------------------------
9346       Israel      108,311           01/10/1994    108,311      12/23/1999    01/10/2014
---------------------------------------------------------------------------------------------
9452       Australia   10096/95          01/09/1995    684,323      04/2/1998     01/09/2015
---------------------------------------------------------------------------------------------
9453       Japan       7-011844          01/23/1995    3058401      04/21/2000    01/27/2015
---------------------------------------------------------------------------------------------
9454       U.S.A       08/369,533        01/05/1995    5,620,654    04/15/1997    04/15/2014
---------------------------------------------------------------------------------------------
9456       Canada      2,139,689         01/06/1995    2,139,689    10/5/1999     01/06/2015
---------------------------------------------------------------------------------------------
9455       Europe      95630001.6        01/05/1995    EP0662346    03/28/2001    01/05/2015
---------------------------------------------------------------------------------------------

MCM STERIMED PCT INTERNATIONAL PHASE PATENTS:

---------------------------------------------------------------------------------------------------
                                         APPLICATION
FILE NO.   COUNTRY     APPLICATION NO.      DATE           PATENT NO.     PATENT DATE   VALID UNTIL
---------------------------------------------------------------------------------------------------
           PCT         PCT/IL02/00093    02/04/2002    WO2002/062479 A1   08/15/2002    9/05/2005
---------------------------------------------------------------------------------------------------
   2337    Australia   2002230065        02/04/2002        Pending*        Pending      02/04/2022
---------------------------------------------------------------------------------------------------
   2338    Brazil      200300398         07/31/2003        Pending*        Pending      02/04/2022
---------------------------------------------------------------------------------------------------
   2339    Mexico      PA/a/2003/006946  08/04/2003        Pending*        Pending      02/04/2022
---------------------------------------------------------------------------------------------------


                                       22


   2340    Russia      2003127023        09/04/2003        Pending*        Pending      02/04/2022
---------------------------------------------------------------------------------------------------
   2341    So.Africa   2003/5602         07/21/2003       2003/5602       09/23/2003    02/04/2022
---------------------------------------------------------------------------------------------------
   2342    Canada      2437219           08/01/2003        Pending*        Pending      02/04/2022
---------------------------------------------------------------------------------------------------
   2343    China       02806986.2        09/22/2003        Pending*        Pending      02/04/2022
---------------------------------------------------------------------------------------------------
   2344    India       01389/chenp/03    09/02/2003        Pending*        Pending      02/04/2022
---------------------------------------------------------------------------------------------------
   2373    USA         09/824,685        04/04/2001        6494391        12/17/2002    04/04/2021
---------------------------------------------------------------------------------------------------
 2313/354  Europe      02711185.5        09/05/2003     P210477PCT/EP      Pending      02/04/2022
---------------------------------------------------------------------------------------------------

     *Applied for as a temporary patent until the PCT takes effect.

     We maintain, in-house, a system that tracks all expiration dates for our trademarks and patents. This internal tracking system alerts us when renewal submissions are required.


STRAX INSTITUTE BUSINESS

     For several years prior to September 30, 2003, we operated Strax, a comprehensive breast imaging center located in Lauderhill, Florida. Strax was a multi-modality breast care center performing approximately 20,000 procedures annually comprising of x-ray mammography, ultrasound, stereotactic biopsy and bone densitometry. As of September 30, 2003, we sold Strax for $412,000. 50% of the purchase price was paid on closing and the balance is payable in installments evidenced by a note secured by the accounts receivables of Strax Institute, Inc. Additionally, two of our executive officers are restricted for a period of five years from competing in the mammography and bone densitometry business in the States of Florida and New Jersey.

THERAPEUTIC DRUG MONITORING BUSINESS

     From June to October 9, 2002, our subsidiary Opus was engaged in the development, distribution and sale of diagnostic assays, controls and calibrators for therapeutic drug monitoring ("TDM") which were sold under the trademark Innofluor in kit form for use on the Abbott TDx and TDxFLx instruments. Opus received and accepted an unsolicited offer from Seradyn to purchase the assets of its TDM Business for $6 million plus future royalties. Seradyn had been a contract manufacturer of the Opus TDM kits. Under a two year Consulting Agreement ending on October 8, 2004, Opus consults Seradyn with ongoing projects for an annual fee of $50,000. The purchased assets included three diagnostic assays still in development, for which Opus will receive royalty payments upon the commercialization of any of these assays based upon varying percentages of net sales for up to ten years from closing. We have been informed that one of the assays under development for a new drug for anti-rejection in transplantation has been completed. The drug has already received approval in certain countries where the assay test kit to monitor the drug is already being sold. Opus will begin to generate royalty income based upon the sales of this assay during calendar year 2004. Caprius, Opus and its three executive officers entered into non-compete agreements with Seradyn restricting them for five years from competing in the TDM business.

EMPLOYEES


     As of September 30, 2004, we employed six full time employees, including three senior managers, at our New Jersey corporate headquarters.


     MCM employed three full time employees in the U.S. and 10 full time employees and 1 part time employee at its facility in Israel.

     None of our employees is represented by any labor organization and we are not aware of any activities seeking such organization. We consider our relations with employees to be good.

     As the level of our activities grow, additional personnel may be required.

PROPERTIES

     We lease 2,758 square feet of office space in Fort Lee, New Jersey for executive and administrative personnel pursuant to a lease that expires on June 30, 2005 at a base monthly rental of approximately $6,665, plus escalation.

     We also lease approximately 1,500 square feet of space in Ridgefield, NJ for warehousing and assembly at a monthly cost of $1,850. This lease expires on April 30, 2005 and is subject to a 5% increment yearly. In Israel, we lease 2,300 square feet of industrial space at a monthly cost of approximately $865 and the lease expires on March 31, 2005.


     We believe the premises leased are adequate for our current and near term requirements.

LITIGATION


     In June 2002, Jack Nelson, a former Caprius executive officer and director, commenced two legal proceedings against us and George Aaron and Jonathan Joels, executive officers, directors and principal stockholders. The two complaints alleged that the individual defendants made misrepresentations to the plaintiff upon their acquisition of a controlling interest in the Company in 1999 and thereafter made other alleged misrepresentations and engaged in mismanagement and other misconduct and took other actions as to the plaintiff to the supposed detriment of the plaintiff and Caprius. One action was brought in Superior Court of New Jersey, Bergen County ("State Court Action"), and the other was brought as a derivative action in Federal District Court in New Jersey ("Federal Derivative Action"). In September 2003, we resolved the State Court Action by making an Offer of Judgment which was accepted by the plaintiff. Under the terms of the Offer of Judgment, which was made without any admission or finding of liability on part of the defendants, we paid $125,000 to the plaintiff and the action was discontinued.


     On May 3, 2004, the Court in the Federal Derivative Action granted the motion made by us and Messrs. Aaron and Joels for judgment on the pleadings based upon the pre-suit demand requirement and dismissed the plaintiff's complaint without prejudice, but denied defendants' motion for judgment on the pleadings based upon the Private Securities Litigation Reform Act. The Court also granted the plaintiff's cross-motion to file an amended complaint to add allegations of insider trading.

     In September 2002, we were served with a complaint naming us and our principal officers and directors in the Federal District Court of New Jersey as a purported class action (the "Class Action"). The allegations in the complaint cover the period between February 14, 2000 and June 20, 2002. The initial plaintiff is a relative of the wife of the plaintiff in the State Court Action and Federal Derivative Action. The allegations in the purported Class Action were substantially similar to those in the other two Actions. The complaint sought an unspecified amount of monetary damages, as well as the removal of the defendant officers as shareholders.


     On September 30, 2004, our Board received a letter written from Mr. Nelson's attorney making a demand that we institute a derivative action substantially similar to the allegations presented in the Federal Derivative Action. A Board committee has 90 days to respond to the letter before Mr. Nelson takes further action.


     On May 3, 2004, in a decision separate from the decision in the Federal Derivative Action, the Court granted the defendants' motion and dismissed the Class Action. The federal securities claims asserted by the plaintiffs were dismissed with prejudice, and having dismissed all federal law claims, the Court declined to exercise jurisdiction over the remaining state law claims and dismissed those claims without prejudice. On May 14, 2004, the plaintiffs filed a motion for reconsideration, which defendants opposed and subsequently this motion for reargument was denied. The plaintiff did not file a notice of appeal during the statutory time period.

     The independent directors have authorized us to advance the legal expenses of Messrs. Aaron and Joels in these litigations with respect to claims against them in their corporate capacities, subject to review of the legal bills and compliance with applicable law, and Messrs. Aaron and Joels will repay us in the event it was determined that they were not entitled to be indemnified as to the claim for which the advance was made.

     In September 2002, BDC Corp., d/b/a BDC Consulting Corp., brought an action against us and Mr. Aaron in the Circuit Court for the Seventeenth Judicial Circuit, Broward County, Florida seeking an unspecified amount of damages arising from the defendants' alleged tortious interference with a series of agreements between the plaintiff and third party MCM pursuant to which the plaintiff had intended to purchase MCM. Although we believed there was no merit to the plaintiff's claim, in October 2003, in order to avoid a lengthy and expensive litigation, we and Mr. Aaron settled the action for the sum of $83,000. The purchaser of Strax is an entity controlled by the same person who is a principal in BDC Corp. Under our Purchase Agreement for the purchase of the majority interest in MCM, MCM, its subsidiaries and certain pre-existing shareholders of MCM have certain obligations to indemnify us with respect to damages, losses, liabilities, costs and expenses arising out of any claim or controversy in respect to the BDC complaint. We have made a claim for indemnification which we believe will be resolved within the current calendar year.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS
--------------------------------


     As of September 30, 2004, our directors and executive officers were:


                                                                            Director
Name                           Age   Position                               Since
----                           ---   --------                               -----
George Aaron                   52    Chairman of the Board, President and     1999
                                     Chief Executive Officer


Jonathan Joels                 48    Chief Financial Officer, Treasurer,      1999
                                     Secretary and Director


Elliott Koppel                 60    VP Sales and Marketing                    --


Sol Triebwasser, Ph.D.(1)(2)   83    Director                                  1984


Jeffrey L. Hymes, M.D.(1)(2)   52    Director                                  2004

--------------------

(1)  Member of the Audit Committee
(2)  Member of the Compensation/Option Committee

     The principal occupations and brief summary of the background of each director and executive officer during the past five years is as follows:

     GEORGE AARON. Mr. Aaron has been Chairman of the Board, President and CEO of the Company since June 1999. He also served as a Director on the Board of the Company from 1992 until 1996. From 1992 to 1998, Mr. Aaron was the co-Founder and CEO of Portman Pharmaceuticals, Inc. and in 1994 co-founded CBD Technologies, Inc. of which he remains a Director. Mr. Aaron also serves on the Board of Directors of DeveloGen AG, who recently merged with Peptor Ltd. (the company that had acquired Portman Pharmaceuticals). From 1983 to 1988, Mr. Aaron was the Founder and CEO of Technogenetics Inc. (a diagnostic company). Prior to 1983, Mr. Aaron was Founder and Partner in the Portman Group, Inc. and headed international business development at Schering Plough. Mr. Aaron is a graduate of the University of Maryland.

     JONATHAN JOELS. Mr. Joels has been CFO, Treasurer and Secretary of the Company since June 1999. From 1992 to 1998, Mr. Joels was the co-founder and CFO of Portman Pharmaceuticals, Inc. and in 1994 co-founded CBD Technologies, Inc. Mr. Joels' previous experience included serving as a principal in Portman Group, Inc., CFO of London & Leeds Corp. and Chartered Accountant positions with both Ernst & Young and Hacker Young between 1977 and 1981. Mr. Joels qualified and was admitted as a Chartered Accountant to the Institute of Chartered Accountants in England and Wales in 1981 and holds a BA Honors Degree in Accountancy (1977) from the City of London.

     ELLIOTT KOPPEL. Mr. Koppel has been VP of Marketing and Sales of the Company since June 1999. From 1996 to June 1999 he served as CEO of ELK Enterprises, a consulting and advertising company for the Medical Device industry. From 1993 to 1996, he was VP Sales and Marketing for Clark Laboratories Inc. From 1992 to 1993, Mr. Koppel was Director of the Immunology Business Unit at Schiapparelli BioSystems. From 1990 to 1992, he was VP of Sales and Marketing at Enzo BioChem. From 1986 to 1990, Mr. Koppel was VP of Clinical Sciences, Inc. Between 1974 and 1986 he held the positions of Sales Representative, Regional Manager, and International Marketing Manager at Warner Lambert Diagnostics. Prior to 1974 Mr. Koppel was Sales Representative and Product Manager with Ortho Diagnostics. Mr. Koppel has BS in Commerce from Rider University.

     JEFFREY L. HYMES, M.D. Dr. Hymes has been a Director of the Company since May, 2004. In 1998, Dr. Hymes co-founded National Nephrology Associates (NNA), a privately held dialysis company, until its acquisition by Renal Care Group in April 2004, having served as NNA's President and Chief Medical Officer from 1998 to 2004. Prior to that time, Dr. Hymes was a co-founder of REN Corporation, a publicly traded dialysis company that was sold to GAMBRO in 1995. Dr. Hymes is currently the President of Nephrology Associates, P.C., Nashville, TN, a 19-physician nephrology practice. Dr. Hymes is a graduate of Yale College and received his MD degree from the Albert Einstein College of Medicine of Yeshiva University.

     SOL TRIEBWASSER, PH.D. Dr. Triebwasser has been a Director of the Company's since 1984. Until 1996, Dr. Triebwasser was Director of Technical Journals and Professional Relations for the IBM Corporation in Yorktown Heights New York and currently a Research Staff member emeritus. Since receiving his Ph.D. in physics from Columbia in 1952, he had managed various projects in device research and applications at IBM. Dr. Triebwasser is a fellow of the Institute for Electrical and Electronic Engineers, the American Physical Society and the American Association for the Advancement of Science.

     Messrs. Aaron and Joels are brothers-in-law.

     The Board of Directors met, either in person or telephonically, six times in fiscal 2003. Each of the directors attended or participated in 75% or more of the meetings.

BOARD COMMITTEES

     The Board of Directors has standing Audit and Compensation Committees.

     The Audit Committee reviews with our independent accountants the scope and timing of the accountants' audit services and any other services they are asked to perform, their report on our financial statements following completion of their audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee reviews the independence of the independent public accountants and makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year. The Audit Committee was involved in the selection of new auditors for the 2004 fiscal year. The Audit Committee met five times during fiscal 2003.

     The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and administers the Company's Stock Option Plans. The Compensation/Option Committee met once during fiscal 2003.


     The Board of Directors appoints other committees as needed.


DIRECTOR COMPENSATION

     Directors who are employees of the Company are not paid any fees or additional compensation for services as members of the Company's Board of Directors or any committee thereof. In October 2002, Dr. Triebwasser was granted options under the Company's 2002 Stock Option Plan to purchase 100,000 shares of Common Stock at a price of $0.15 per share vesting over two years. Additionally, the board approved that effective October 2002, the non- employee director's fee would be $20,000 per annum. In May 2004, the Board resolved that any new non-employee Board members would be entitled to an annual fee of $5,000 and 75,000 options under the Company's 2002 Stock Option plan. Upon his appointment to the Board, Dr. Jeffrey Hymes received the non-employees director fee of $5,000, payable annually, and was granted options to purchase 75,000 shares of common stock exercisable at $0.20 per share, vesting one third on the grant date and the balance vesting over a two year period in equal installments.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning all cash and non-cash compensation awarded to, earned by or paid to our Chief Executive Officer and other executive officers with total compensation in excess of $100,000 during the three fiscal years ended September 30, 2003:

                    Annual Compensation                                 Long Term Compensation
                    -------------------                                 ----------------------
                                                                    Awards                   Payouts
                                                                          Securities
                                                 Other      Restricted    Underlying
   Name and                                      Annual        Stock        Options     LTIP       All Other
   Principal             Salary      Bonus    Compensation    Award(s)        SARs     Payouts   compensation
   Position      Year      ($)         ($)        ($)           ($)           (#)        ($)          ($)
-------------------------------------------------------------------------------------------------------------
George Aaron     2003    240,000    160,000          -0-         -0-        300,000       -0-           -0-
President/CEO    2002    160,000        -0-          -0-         -0-            -0-       -0-           -0-
                 2001    160,000        -0-          -0-         -0-            -0-       -0-           -0-
-------------------------------------------------------------------------------------------------------------
Jonathan Joels   2003    176,000    112,000          -0-         -0-        300,000       -0-           -0-
CFO              2002    112,000        -0-          -0-         -0-            -0-       -0-           -0-
                 2001    112,000        -0-          -0-         -0-            -0-       -0-           -0-
-------------------------------------------------------------------------------------------------------------
Elliott Koppel   2003     92,000     28,000          -0-         -0-        100,000       -0-           -0-
-------------------------------------------------------------------------------------------------------------

     We do not have any written employment agreements with any of our executive officers. Mr. Aaron, Mr. Joels and Mr. Koppel have been paid annual base salaries of $240,000, $176,000, and $92,000 respectively and the Company leases automobiles for Messrs. Aaron and Joels in amounts not to exceed $1,000 and $750 per month, respectively, and also pays their automobile operating expenses. Mr. Koppel is reimbursed $700 per month for automobile expenses plus normal automobile expenses excluding insurance. Messrs. Aaron, Joels and Koppel are reimbursed for other expenses incurred by them on behalf of the Company in accordance with Company policies. In October 2002, Messrs. Aaron, Joels and Koppel were paid performance related bonuses of $160,000, $112,000 and $28,000.

     We do not have any annuity, retirement, pension or deferred compensation plan or other arrangements under which any executive officers are entitled to participate without similar participation by other employees. As of September 30, 2003, under our 401(k) plan we did not make any matching contribution.

STOCK OPTIONS

     The following tables set forth contain certain information concerning the grant of stock options and the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended September 30, 2003 by the executive officers listed in the Summary Compensation Table above.

                                               Individual
                                                 Grants

     (a)                   (b)                     (c)                 (d)              (e)

                                          % of Total Options/
     Name         Number of Securities      SARS Granted to
                   Underlying Options/        Employee(s)       Exercise on Base    Expiration
                    SARs Granted (#)         in Fiscal Year       Price ($/Sh)         Date
----------------------------------------------------------------------------------------------
George Aaron             300,000                  34.8%               $0.15          10/17/12

Jonathan Joels           300,000                  34.8%               $0.15          10/17/12

Elliott Koppel           100,000                  11.6%               $0.15          10/17/12
----------------------------------------------------------------------------------------------

                          FISCAL YEAR END OPTION VALUE

                         NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED IN-THE-MONEY
                        UNEXERCISED OPTIONS AT SEPT. 30,           OPTIONS AT SEPT. 30, 2003
NAME                     2003 EXERCISABLE/UNEXERCISABLE                 EXERCISABLE ($)
----                     ------------------------------                 ---------------
George Aaron                     200,000/200,000                             $-0-

Jonathan Joels                   200,000/200,000                             $-0-

Elliott Koppel                   333,333/66,667                              $-0-

     Due to the pending expiration of both the 1993 Employee Stock Option Plan and 1993 Non-Employee Stock Option Plan, in May 2002 our Board of Directors adopted the 2002 Stock Option Plan ("2002 Plan") which was ratified at our stockholder meeting of June 26, 2002. The 2002 Plan covers 1,500,000 shares of Common Stock reserved for issuance pursuant to the exercise of options granted thereunder. Under the 2002 Plan, options may be awarded to both employees and directors. These options may be qualified or not qualified pursuant to the regulations of the Internal Revenue Code.

     During October 2002, we granted a total of 961,000 options to our officers, directors, and employees under the 2002 Plan for an aggregate of 961,000 shares of Common Stock. Of these, 300,000 options each were granted to Messrs. Aaron and Joels, 100,000 to Mr. Koppel and 100,000 to Dr. Triebwasser. All of these options were priced at $0.15 per share, vested one third on the grant date and the balance vests over a two year period in equal installments. During May 2004, 75,000 options priced at $0.20 were granted to Dr. Jeffrey Hymes. These options vested one third on the grant date with the balance vesting over a two year period in equal installments. All of these options expire 10 years after the date of grant and were granted at fair market value or higher at time of grant.

     During 1993, we adopted a employee stock option plan and a stock option plan for non-employee directors. The employee stock option plan provides for the granting of options to purchase not more than 1,000,000 shares of common stock. The options issued under the plan may be incentive or nonqualified options. The exercise price for any incentive options cannot be less than the fair market value of the stock on the date of the grant, while the exercise price for nonqualified options will be determined by the option committee. The Directors' stock option plan provides for the granting of options to purchase not more than 200,000 shares of common stock. The exercise price for shares granted under the Directors' plan cannot be less than the fair market value of the stock on the date of the grant. Both plans expired May 25, 2003.

                               SECURITY OWNERSHIP


     The following table sets forth, as of September 30, 2004, certain information regarding the beneficial ownership of our common stock by (i) each person who is known by us to own beneficially more than five percent of the outstanding common stock, (ii) each of our directors and executive officers, and
(iii) all directors and executive officers as a group:

                                                                                  Amount and
                                                                                  Nature of
                                                      Amount and Nature of        Beneficial      Percentage of
Name of                                              Beneficial Ownership(1)   Ownership(1) of      Securities
Beneficial Owner*            Position with Company      of Common Stock        Preferred Stock         ***
---------------------------------------------------------------------------------------------------------------
Shrikant Mehta               None                         4,917,898                   -               23.26%
Combine International
354 Indusco Court
Troy, Michigan 48083

George Aaron                 Chairman of the Board;       3,898,589(2)                -               18.6%
                             Chief Executive
                             Officer; President


Jonathan Joels               Director; Chief              3,810,739(3)                -               18.17%
                             Financial Officer;
                             Treasurer;
                             Secretary

General Electric Company     None                         1,159,793(4)             27,000              5.37%
Medical Services Division                                                          (100%)
3000 No. Grandview Blvd.
Waukesha, WI 53188

Elliott Koppel               VP Sales & Marketing           549,234(5)                -                2.63%


                                       28


Sol Triebwasser, Ph.D.       Director                       113,400(6)                -                  **

Jeffrey L. Hymes, M.D.       Director                        25,000(7)                -                  **

All executive officers and                                8,396,962(8)                                31.81%
Directors as a group (5
persons)

--------------

* Address of all holders except Mr. Mehta and General Electric Company is c/o Caprius Inc., One Parker Plaza, Fort Lee, NJ 07024

**   Less Than one percent (1%)

*** Does not include the Series B Preferred Stock, as it is non-voting except on matters directly related to such series.

(1) Includes voting and investment power, except where otherwise noted. The number of shares beneficially owned includes shares each beneficial owner and the group has the right to acquire within 60 days of September 30, 2004 pursuant to stock options, warrants and convertible securities.

(2) Includes (i) 7,050 shares in retirement accounts, (ii) 117,500 shares underlying warrants presently exercisable, (iii) 100 shares jointly owned with his wife and (iv) 400,000 shares underlying options presently exercisable.

(3) Includes (i) 960,000 shares as trustee for his children, (ii) 110,000 shares underlying warrants presently exercisable, (iii) 17,500 shares underlying warrants owned by his wife for which he disclaims beneficial ownership, (iv) 400,000 shares underlying options presently exercisable.

(4) Includes 1,159,793 shares underlying 27,000 shares of Series B Preferred Stock.

(5) Includes (i) 73,334 shares underlying warrants and (ii) 400,000 shares underlying options presently exercisable.

(6)  Includes 112,000 shares underlying options presently exercisable.


(7) Includes 25,000 shares underlying options presently exercisable and excludes 50,000 shares underlying options which are currently not exercisable.


(8) Includes (i) 300,834 shares underlying warrants and (ii) 1,337,000 shares underlying options presently exercisable.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the second quarter of fiscal 2004, we authorized short-term bridge loans for an aggregate of $500,000 through the issuance of loan notes due on July 31, 2005. The funds were utilized primarily for working capital. The majority of the funds were provided by management of the Company. The loan notes bear interest at a rate of 11% per annum and are secured by a first lien on the royalties due to Opus from Seradyn, in accordance with their Royalty Agreement. For every three dollars ($3.00) loaned, the lender received two warrants to purchase one share of our common stock, exercisable at $0.25 per share for a period of five years. The exercise price was in excess of the then market price.


     During Fiscal 2003, MCM conducted business with The P.O.M. Group, Inc. ("POM") located in Michigan. MCM was introduced to POM by Shirkant Mehta, who was a Caprius director from April 2000 to February 2004 and who beneficially owns approximately 17.8% of our common stock. Mr. Mehta is also a principal shareholder in POM. POM has significantly assisted MCM in the design, manufacture and longevity of certain key components of the MCM SteriMed System. To date, we have paid POM $36,845 for design work, purchased components and disposables.


     During September 2002, we had entered into a short-term line of credit arrangement with Mr. Mehta, whereby he agreed to extend a $500,000 line of credit to us for up to 18 months at an interest rate of 11% per annum. In return for the provision of the line of credit, Mr. Mehta was granted warrants to purchase 500,000 shares of Common Stock, exercisable at $0.11 per share for a period of five years. As we were unable to reach mutually satisfactory terms with Mr. Mehta as to the terms of the line of credit, in February 2004, Mr. Mehta was relieved from his obligation under the line of credit and he returned the warrants that had been granted to him. Additionally, Mr. Mehta had previously agreed to provide consulting services for an initial period of one year in connection with the MCM business, specifically relating to the areas of financing and manufacturing, at an annual fee of $100,000 commencing on the closing date of the MCM acquisition. As additional consideration for us relieving Mr. Mehta of his obligations for the line of credit, Mr. Mehta waived his rights with respect to the deferred payments we may have owed to him in the amount $100,000 and we forgave Mr. Mehta's obligations to perform consulting services for the Company.

     During September 2002, warrant holders representing 3,297,700 shares of Common Stock took the opportunity to exercise their warrants in our warrant price reduction program. The reduced exercise price for each of the outstanding warrants was equal to 20% of its present exercise price, but not less than $0.11 per share. Included as part of this warrant price reduction program were Messrs. Aaron, Joels, Koppel and Mehta, executive officers and/or directors, who exercised 193,750, 133,750, 11,000 and 2,400,000 warrants respectively.

     During June 2002, we completed a short-term loan aggregating $250,000 through loan notes due on September 30, 2003. Included as part of this short-term loan were executive officers, Messrs. Joels and Koppel who contributed $10,000 and $15,000 respectively, other of our employees as well as related family members. These funds were used principally to fund the loans to MCM pursuant to the letter of intent. For each $1.00 principal amount loaned, the lender received a warrant to purchase one share of our Common Stock, exercisable after six months at $0.09 per share for a period of five years. On October 10, 2002, we repaid these loans, plus accrued interest at the prime rate plus 3%.

     During February and March 2001, we completed a short-term bridge loan aggregating $300,000 through secured loan notes due on February 28, 2002. Included as part of this bridge loan, Messrs. Mehta, Aaron, Koppel and the spouse of Mr. Joels contributed $200,000, $17,500, $15,000 and $17,500 respectively. These funds were used principally for working capital and to purchase raw materials previously owned by Oxis, the previous manufacturer and owner of the Opus TDM products. The loan notes bore interest at a rate of 11% per annum and were secured by the assets of the Strax Institute. For each $1.00 principal amount loaned, the lender received a warrant to purchase one share of Common Stock, exercisable at $0.08 per share for a period of five years. On October 10, 2002, we repaid the bridge loan holders in an aggregate of $300,000 plus accrued interest.

     The independent directors have authorized us to advance the legal expenses of Messrs. Aaron and Joels in the litigations described in "Business-Litigation," subject to review of the legal bills and in compliance with applicable regulations and laws, with respect to claims made against them in their corporate capacities. Each of them undertook to repay his advances in the event it was determined that he was not entitled to be indemnified as to the claim for which he received the advances. No determination of advances has been made for fiscal year ended September 30, 2003 or for the nine months ended June 30, 2004.

     We believe that each of the above referenced transactions was made on terms no less favorable to us than could have been obtained from an unaffiliated third party. Furthermore, any future transactions or loans between us and our officers, directors, principal stockholders or affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party, and will be approved by a majority of disinterested directors.


                            DESCRIPTION OF SECURITIES

COMMON STOCK


     We are authorized to issue 50,000,000 shares of common stock, $.01 par value, of which 20,446,562 shares were issued and outstanding as of September 30, 2004.


     The holders of common stock are entitled to one vote for each share held of record on all matters to be voted by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of common stock and other voting shares voted for the election of directors can elect all of the directors.

     The holders of shares of common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation are entitled to share pro rata in any distribution to holders of common stock, subject to the right of holders of outstanding preferred stock. No dividends have ever been declared by the Board of Directors on the common stock. See "Dividend Policy." Holders of our common stock have no preemptive rights. There are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All of the outstanding shares of common stock are, and all shares sold hereunder will be, when issued upon payment therefore, duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

     We are authorized to issue 1,000,000 shares of preferred stock, par value $.01 per share, of which 27,000 shares of Series B Preferred Stock were outstanding at July 31, 2004. The Series B Preferred Stock ranks senior to any other shares of preferred stock which may be created and the common stock. It has a liquidation value of $100.00 per share, plus accrued and unpaid dividends, is non-voting except if the Company proposes an amendment to its Certificate of Incorporation which would adversely affect the rights of the holders of the Series B Preferred Stock, and is convertible into 1,159,793 shares of Common Stock, subject to customary anti-dilution provisions. No fixed dividends are payable on the Series B Preferred Stock, except that if a dividend is paid on the common stock, dividends are paid on the shares of Series B Preferred Stock as if they were converted into shares of common stock. The Series B Preferred Stock is convertible for ten years from the date of purchase, August 18, 1997, and subject to mandatory conversion upon a change of control or the expiration of the 10-year period.

     We may issue the remaining authorized preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time, be determined by the Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

TRANSFER AGENT

     American Stock Transfer Company, New York, New York, is the transfer agent for our common stock.

                              SELLING STOCKHOLDERS


     The selling stockholders are comprised of: (i) persons who beneficially own an aggregate of 10,000,000 shares of common stock issuable upon conversion of the promissory notes which were purchased in the convertible promissory notes private placement, (ii) designees of Sands Brothers International Limited ("SBIL"), the selected dealer for the convertible notes, who beneficially own 1,425,000 shares of common stock issuable upon exercise of certain dealer warrants, (iii) our executive officers, two of whom also are directors and (iv) persons who participated in prior placements of our securities. None of the selling stockholders has held any position or office or had any material relationship with us or any of our predecessors or affiliates within three years of the date of this prospectus, except for George Aaron, Jonathan Joels, Elliott Koppel, Beverly Tkaczenko and Shrikant Mehta. Mr. Aaron has been Chairman of the Board, President and CEO of our company since June 1999, and also had served as a director on our board of directors from 1992 until 1996. Mr. Joels has served as a director, CFO, Treasurer and Secretary since June 1999. Debra Joels is the wife of Jonathan Joels. Messrs. Aaron and Joels, whose shares are included in the 11,373,026 shares presently outstanding, have agreed not to initiate any open market transactions to sell more than 100,000 shares each per fiscal quarter. Mr. Koppel has been Vice President of Sales and Marketing since June 1999. Ms. Tkaczenko has been our Director of Corporate Communications since June 1998 and an employee since October 1995. Mr. Mehta had been a director from April 2000 through February 2004.

     The following table sets forth, as of September 30, 2004 and upon completion of this offering, information with regard to the beneficial ownership of our common stock by each of the selling stockholders. The term "Selling Stockholder" includes the stockholders listed below and their respective transferees, assignees, pledges, donees and other successors.

     Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

                                                    SHARES           PERCENT                     AMOUNT          PERCENT
                                                 BENEFICIALLY     BENEFICIALLY      SHARES    BENEFICIALLY    BENEFICIALLY
                                                OWNED PRIOR TO        OWNED          TO BE     OWNED AFTER     OWNED AFTER
                  NAME(1)                          OFFERING      BEFORE OFFERING    OFFERED    OFFERING(2)      OFFERING

George Aaron                                    3,898,589 (3)         18.60%      3,498,589       400,000           1.91%
Diana Anderson                                     20,000(21)              *         20,000             0           -
Avenue Asset Partners                             333,333 (4)          1.60%        333,333             0           -
William Bartholomay                               333,333 (4)          1.60%        333,333             0           -
Roberto Bianchi                                   138,334 (5)              *        138,334             0           -
Bonanza Trust                                     335,000(21)          1.61%        335,000             0           -
Carcap Co. LLC                                    166,667 (4)              *        166,667             0           -
Chicago Investments Inc.                          402,083 (6)          1.93%        333,333             0           -
Marc A.Cohen                                      166,667 (4)              *        166,667             0           -
James F. Corman                                   166,667 (4)              *        166,667             0           -
FCC Ltd.                                          333,333 (4)          1.60%        333,333             0           -
Fiserv Sec. A/C/F Harvey Kohn SEP IRA             333,333 (4)          1.60%        333,333             0           -
Fiserv Sec. A/C/F Cary Sucoff Con IRA             226,667 (7)          1.10%        226,667             0           -

Johns George                                       28,100 (8)              *         28,100

Jeff Glassman                                     166,667 (4)              *        166,667             0           -
Stanley Goldberg Ttee Lynn Intrater Ttee          166,667 (4)              *        166,667             0           -
  Goldberg Rev Trust U/A 12/17/93
John J. Harte Ttee / John J. Harte MPP u/a        333,333 (4)          1.60%        333,333             0           -
  10/24/01

Debra Joels                                        17,500 (9)              *         17,500             0           -
Jonathan Joels                                  3,793,239(10)         18.10%      3,393,239       400,000           1.91%
Nicholas Joels                                     56,667(11)              *         56,667             0           -

Kanter Family Foundation                          333,333 (4)          1.60%        333,333             0           -
Katie & Adam Bridge Partners LP                   166,667 (4)              *        166,667             0           -
Kurt Kilstock                                     237,500(12)          1.15%        237,500             0
Helen Kohn                                        250,000(21)          1.21%        250,000             0           -

Elliott Koppel                                    549,234(13)          2.63%        149,234       400,000           1.91%

KWG Trust                                         335,000(21)          1.61%        335,000             0           -

Steven J. Lamberg                                 100,000(14)              *        100,000             0           -
Baiju Mehta                                       450,000(15)          2.17%        450,000             0           -
Shrikant Mehta                                  4,917,898(16)         23.26%      4,917,898             0           -

Roger Miller                                      666,667 (4)          3.16%        666,667             0           -

Linden Nelson                                     315,000(17)          1.52%        315,000             0           -

John Pappajohn                                  1,333,333 (4)          6.12%      1,333,333             0           -

Prakash D. Parikh                                  90,000(18)              *         90,000             0           -
Sudesh Rami                                         8,100(19)              *          8,100             0           -

Deborah Steinberger Raz and Amir Raz Jtwros       133,333 (4)              *        133,333             0           -

Deborah Steinberger Raz                            33,500(20)              *         33,500             0           -

Sands Brothers Venture Capital LLC                333,333 (4)          1.60%        333,333             0           -
Sands Brothers Venture Capital LLC II             333,334 (4)          1.60%        333,334             0           -
Sands Brothers Venture Capital LLC III          2,000,000 (4)          8.91%      2,000,000             0           -
Sands Brothers Venture Capital LLC IV             500,000 (4)          2.39%        500,000             0           -
Lisa Sucoff                                        80,000(21)              *         80,000             0           -
Ronit Sucoff                                      250,000(21)          1.21%        250,000             0           -
Maryellen Spedale                                   5,000(21)              *          5,000             0           -
Jonathan Steinberger                              163,333(22)              *        163,333             0           -


                                       32


Ruth Steinberger and Michel Steinberger           842,331(23)          4.04%        400,000             0           -

Ruth Steinberger                                   60,000(24)              *         60,000             0           -

Howard Sterling                                   150,000(21)              *        150,000             0           -
Trude Taylor                                      666,667 (4)          3.16%        666,667             0           -

Beverly Tkaczenko                                 162,000(25)              *          6,000       156,000           *

*     Less than one percent (1%).


1. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership includes shares of common stock underlying convertible notes, warrants or options, regardless of when convertible or exercisable. Ownership is calculated based upon 20,446,562 shares outstanding as of September 30, 2004.


2.   Assumes the sale of all shares offered hereby.

3. Includes (i) 117,500 shares issuable upon exercise of warrants at exercise prices ranging from $0.08 to $0.25 per share and (ii) 400,000 shares issuable upon exercise of options.


4. Consists of a portion of 10,000,000 shares issuable upon conversion of convertible promissory notes at $0.15 per share.


5. Consists of 138,334 shares issuable upon exercise of warrants at exercise prices ranging from $0.08 to $0.25 per share.


6. Includes (i) 333,333 shares issuable upon conversion of promissory notes described in Note (4) and (ii) 68,750 shares issuable upon exercise of warrants at an exercise price of $0.20 per share.

7. Includes (i) 166,667 shares issuable upon conversion of promissory notes described in Note (4) and (ii) 60,000 additional shares.


8. Includes 5,400 shares issuable upon exercise of warrants at exercise prices ranging from $0.50 to $0.75 per share.

9. Consists of 17,500 shares issuable upon exercise of warrants at an exercise price of $0.08 per share. She is the wife of Jonathan Joels, however, she disclaims that Mr. Joels has any beneficial interest in her shares.


10. Includes (i) 110,000 shares issuable upon exercise of warrants at exercise prices ranging from of $0.09 to $0.25 per share and (ii) 400,000 shares issuable upon exercise of options. This does not include 17,500 shares underlying warrants beneficially owned by Mr. Joels' wife. Mr. Joels disclaims any beneficial interest in such shares.


11. Includes 56,667 shares issuable upon exercise of warrants at an exercise price of $0.25 per share.

12. Consists of 237,500 shares issuable upon exercise of warrants at exercise prices ranging from $0.09 to $0.20 per share. Mr. Kilstock, the father-in-law of Messrs. Aaron and Joels, maintains that neither of them has any beneficial ownership in his holdings.

13. Includes (i) 73,334 shares issuable upon exercise of warrants at exercise prices ranging from of $0.08 to $0.25 per share and (ii) 400,000 shares issuable upon exercise of options.

14. Includes 60,000 shares issuable upon exercise of warrants at exercise prices ranging from $0.50 to $0.75 per share.

15. Includes 300,000 shares issuable upon exercise of warrants at exercise prices ranging from $0.50 to $0.75 per share.


                                       33


16. Includes (i) 200,000 shares issuable upon exercise of warrants at exercise prices ranging from $0.08 per share and (ii) 500,000 issuable upon exercise of options at an exercise price of $0.15 per share.

17. Includes 210,000 shares issuable upon exercise of warrants at exercise prices ranging from $0.50 to $0.75 per share.

18. Includes 60,000 shares issuable upon exercise of warrants at exercise prices ranging from $0.50 to $0.75 per share.

19. Includes 5,400 shares issuable upon exercise of warrants at exercise prices ranging from $0.50 to $0.75 per share.

20. Includes 30,000 shares issuable upon exercise of warrants at an exercise price of $0.09 per share. Does not include 100,000 shares owned jointly with her husband.


21. Consists of a portion of 1,425,000 shares issuable upon exercise of dealer warrants at an exercise price of $.28 per share.

22. Includes (i) 133,333 shares issuable upon conversion of promissory notes described in Note (4) and (ii) 30,000 shares issuable upon exercise of warrants at an exercise price of $0.09 per share.

23. Includes 400,000 shares issuable upon conversion of promissory notes described in note (4). Does not include shares separately owned by Ruth Steinberger.


24. Consists of 60,000 shares issuable upon exercise of warrants at an exercise price of $0.09 per share.

25. Includes (i) 5,000 shares issuable upon exercise of warrants at an exercise price of $0.09 per share and (ii) 156,000 shares issuable upon exercise of options at an exercise price of $0.15 per share.


     SBIL had been retained by us to act as a selected dealer for the sale and issuance of the convertible promissory notes which were purchased in the promissory notes private placement. As part of its compensation in the placement, we granted dealer warrants to SBIL. SBIL has transferred these warrants to certain designees. Certain affiliates of SBIL participated in the private placement.

     All selling stockholders who are natural persons have dispositive power with respect to the shares that they are selling. With regard to selling stockholders which are not natural persons, the persons with dispositive power as to their shares are: Avenue Asset Partners (George Parry, Partner), Carcap Co. LLC (Richard Carney, Managing Partner), Chicago Investments Inc. (Joshua S. Kanter, President), Kanter Family Foundation (Joel S. Kanter, President), Katie & Adam Bridge Partners LP (Steven Sands, General Partner), KWG Trust (Jeff Zaluda, Trustee for Agent), Sands Bros. Venture Capital LLC, II, III, and IV (Steven Sands, Member Manager) and FCC Ltd. (Yacov Reizman, CEO).


     Under the terms of the Registration Rights Agreement entered into as part of the placement of the convertible promissory notes, we are obligated to file this registration statement by September 8, 2004 and to cause it to become effective by November 5, 2004, subject to certain adjustments. In the event this registration statement is not filed by September 8, 2004 or declared effective by November 5, 2004, we are obligated to pay each of the participants in the placement (a) an amount in cash, as liquidated damages, equal to one percent (1%) of the aggregate purchase price paid by such participant under the Securities Purchase Agreement with respect to the convertible promissory notes and (b) an additional amount in cash equal to one percent (1%) of the price paid by such participant under the Securities Purchase Agreement for each 30 day period thereafter, until such time that the registration statement is filed or declared effective, as the case may be. Under the terms of the Registration Rights Agreement, we have agreed to keep the registration statement effective until all the shares from the convertible promissory notes private placement have been sold or such shares may be sold without the volume restrictions under Rule 144(k) of the Securities Act.

     We are subject to various registration rights agreements with the other selling stockholders under which we have certain obligations to include their shares of common stock in this prospectus.

                              PLAN OF DISTRIBUTION

     The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          o an exchange distribution in accordance with the rules of the applicable exchange;

          o    privately negotiated transactions;

          o settlement of short sales entered into after the date of this prospectus;

          o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

          o    a combination of any such methods of sale; and

          o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.


     Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.


     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the ledge or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.


     The selling stockholders and any broker-dealers or agents that are involved in selling the shares will be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.


     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     Thelen Reid & Priest LLP, New York will pass upon the validity of the common stock being offered hereby for the Company.

                                     EXPERTS

     The consolidated financial statements included in the Prospectus constituting part of this Registration Statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     In March 2004, BDO Seidman, LLP ceased serving as our accountants.

                              AVAILABLE INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and us please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                         CAPRIUS, INC. AND SUBSIDIARIES

                                    I N D E X

Independent Auditors' Report                                                 F-2

Consolidated Balance Sheets                                                  F-3

Consolidated Statements of Operations                                        F-5

Consolidated Statements of Stockholders' Equity (Deficiency)                 F-6

Consolidated Statements of Cash Flows                                        F-7

Notes to Consolidated Financial Statements                                   F-8

INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Caprius, Inc.


     We have audited the accompanying consolidated balance sheets of Caprius, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board ("United States"). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Caprius, Inc. and subsidiaries at September 30, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

     The accompanying consolidated financial statements have been prepared assuming that the Company and its subsidiaries will continue as a going concern. As discussed in Note A to the consolidated financial statements, the Company and its subsidiaries have suffered recurring losses from operations. Furthermore, as discussed in Note H (2) the Company and its principal officers and directors are defendants in certain legal proceedings whereby the plaintiffs are seeking unspecified monetary damages as well as the removal of the defendant officers as shareholders of the Company. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. These matters raise substantial doubt about their ability to continue as a going concern. Management's plans in regard to this matter are described in Note A.


                                         /s/ BDO Seidman, LLP


Boston, Massachusetts
November 14, 2003

                         CAPRIUS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                               June 30,    September 30,   September 30,
                                                                                 2004          2003            2002
                                                                            ------------   ------------    ------------
                                                                             (Unaudited)
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                 $   337,575    $   774,819     $   505,282

  Accounts receivable, net of reserve for bad debts of $5,163, $6,500,
    and $13,000 and at June 30, 2004. September 30, 2003 and 2002               209,997         79,660         141,731
  Inventories                                                                   741,802        820,484               -
  Other current assets                                                          117,112         78,634           6,948
  Due from sale of Strax-short-term                                             169,458        308,037               -

  Deferred financing cost, net of accumulated amortization of $25,583           127,917        -                     -
  Net assets of TDM business segment                                                  -              -       2,511,147
                                                                            ------------   ------------    ------------
    Total current assets                                                      1,703,861      2,061,634       3,165,108
                                                                            ------------   ------------    ------------

PROPERTY AND EQUIPMENT:
  Office furniture and equipment                                                159,340        153,222         193,469
  Medical equipment                                                                   -              -         314,318
  Equipment for lease                                                           108,321        108,321               -
  Leasehold improvements                                                         18,359         18,119             950
                                                                            ------------   ------------    ------------
                                                                                286,020        279,662         508,737
  Less: accumulated depreciation                                                176,939        123,902         478,136
                                                                            ------------   ------------    ------------
    Net property and equipment                                                  109,081        155,760          30,601
                                                                            ------------   ------------    ------------

OTHER ASSETS:
  Due from sale of Strax-long-term                                                    -        103,973               -
  Note receivable                                                                     -              -         350,000
  Deferred financing cost, net of accumulated amortization of $29,913
    and $2,301 at September 30, 2003 and September 30, 2002                           -         11,437          39,049
  Deferred acquisition costs                                                          -              -         189,463
  Goodwill                                                                      737,010        737,010               -
  Intangible assets net of accumulated amortization of $424,417 and
    $213,417 at June 30, 2004 and September 30, 2003                            615,583        826,583               -
  Other                                                                          13,330         13,330          22,794
                                                                            ------------   ------------    ------------
    Total other assets                                                        1,365,923      1,692,333         601,306
                                                                            ------------   ------------    ------------

TOTAL ASSETS                                                                $ 3,178,865    $ 3,909,727     $ 3,797,015
                                                                            ============   ============    ============

LIABILITIES AND STOCKHOLDERS' (DEFICIENCY) EQUITY

CURRENT LIABILITIES:

  Notes payable, net of unamortized discount of $5,000 at
  September 30, 2002                                                        $         -    $         -     $   546,650
  Secured convertible notes                                                   1,500,000              -               -
  Accounts payable                                                              793,599      1,109,080         408,841
  Accrued expenses                                                              350,764        469,024         198,087
  Accrued compensation                                                          114,316        110,940          86,018
  Current maturities of long-term debt and capital lease obligations                  -              -          12,806
                                                                            ------------   ------------    ------------
    Total current liabilities                                                 2,758,679      1,689,044       1,252,402


                                      F-3


LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, NET OF CURRENT
MATURITIES (INCLUDING NOTE PAYABLE - RELATED PARTY, NET OF
UNAMORTIZED DISCOUNT OF $19,788 AS OF JUNE 30, 2004)                            480,212              -          22,226

TOTAL LIABILITIES                                                             3,238,891      1,689,044       1,274,628
                                                                            ------------   ------------    ------------

MINORITY INTEREST IN MCM SUBSIDIARY                                              20,000         20,000               -
                                                                            ------------   ------------    ------------

STOCKHOLDERS' (DEFICIENCY) EQUITY:
  Preferred stock, $.01 par value
    Authorized - 1,000,000 shares
    Issued and outstanding - Series A, none; Series B, convertible, 27,000 shares at June 30, 2004, September 30, 2003 and September 30, 2002.
    Liquidation preference $2,700,000                                         2,700,000      2,700,000       2,700,000
  Common stock, $.01 par value
    Authorized - 50,000,000 shares
    Issued - 20,469,062 shares at September 30, 2003 and June 30,
    2004 and 20,419,062 shares at September 30, 2002                            204,691        204,691         204,191
  Additional paid-in capital                                                 67,637,158     67,581,258      67,579,258
  Accumulated deficit                                                       (70,619,625)   (68,283,016)    (67,958,812)
  Treasury stock (22,500 common shares, at cost)                                 (2,250)        (2,250)         (2,250)
                                                                            ------------   ------------    ------------
      Total stockholders' equity (deficiency)                                   (80,026)     2,200,683       2,522,387
                                                                            ------------   ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIENCY)  EQUITY                    $ 3,178,865    $ 3,909,727     $ 3,797,015
                                                                            ============   ============    ============

                 The accompanying notes are an integral part of these consolidated financial statements.

                         CAPRIUS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             Years Ended September 30,       Nine Months Ended June 30,
                                                           -----------------------------   ------------------------------
                                                                2003            2002            2004            2003
                                                           ------------    ------------    ------------    ------------
REVENUES:                                                                                            (Unaudited)
  Product sales                                            $    501,879    $          -    $    674,931    $    410,983
  Equipment rental income                                        48,700                          49,548          29,035
  Consulting fees                                                50,000               -          37,500          37,500
                                                           ------------    ------------    ------------    ------------
    Total revenues                                              600,579               -         761,979         477,518
                                                           ------------    ------------    ------------    ------------

OPERATING EXPENSES:
  Cost of product sales and equipment rental income             357,708               -         551,382         381,645
  Research and development                                      122,116               -         171,301         135,051
  Selling, general and administrative                         4,155,660       1,582,636       2,276,980       3,296,488
                                                           ------------    ------------    ------------    ------------
    Total operating expenses                                  4,635,484       1,582,636       2,999,663       3,813,184
                                                           ------------    ------------    ------------    ------------

    Operating loss                                           (4,034,905)     (1,582,636)     (2,237,684)     (3,335,666)

                                                           ------------    ------------    ------------    ------------
Interest expense, net                                           (17,962)              -         (70,500)         (1,914)
                                                           ------------    ------------    ------------    ------------
  Loss from continuing operations                            (4,052,867)     (1,582,636)     (2,308,184)     (3,337,580)

  Income from operations of discontinued TDM
    business segment (including gain on disposal
    of $3,214,189 in October 2002)                            3,287,587       1,421,633               -       3,192,587

  Loss from operations of discontinued Strax
    business segment (including gain on disposal
    of $125,658 at September 30, 2003)                          (18,830)       (256,690)        (28,425)        (81,946)
                                                           ------------    ------------    ------------    ------------

  Loss before minority interest                                (784,110)       (417,693)     (2,336,609)       (226,939)

  Loss applicable to minority interest                          459,906               -               -         363,471
                                                           ------------    ------------    ------------    ------------

  Net (loss) income                                        $   (324,204)   $   (417,693)   $ (2,336,609)   $    136,532
                                                           ============    ============    ============    ============

Net income (loss) per basic and diluted common share
  Continuing operations                                    $      (0.18)   $      (0.09)   $      (0.11)   $      (0.16)
  Discontinued operations                                          0.16            0.07               -            0.15
                                                           ------------    ------------    ------------    ------------
  Net income (loss) per basic and diluted common share     $      (0.02)   $      (0.02)   $      (0.11)   $      (0.01)
                                                           ============    ============    ============    ============

Weighted average number of common shares outstanding,
  basic and diluted                                          20,402,315      17,171,140      20,446,562      20,396,562
                                                           ============    ============    ============    ============

                   The accompanying notes are an integral part of these consolidated financial statements.

                         CAPRIUS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY(DEFICIENCY)

                           Series B Convertible       Common Stock                                  Treasury Stock
                              Preferred Stock        $0.01 Par Value                                $0.01 Par Value
                           --------------------    ------------------                              -----------------
                                                                                                                         Total
                                                                         Additional                                   Stockholders'
                            Number of              Number of              Paid-in     Accumulated  Number of             Equity
                             Shares     Amount      Shares     Amount     Capital       Deficit     Shares    Amount  (Deficiency)
                            --------------------------------------------------------------------------------------------------------
BALANCE,
SEPTEMBER 30, 2001           27,000   $2,700,000  17,121,362  $171,214  $67,154,517  $(67,541,119)  22,500   $(2,250)  $2,482,362

Fair value of warrants
issued in connection with
MCM financing                   -          -           -          -           6,700         -         -         -           6,700

Fair value of warrants
issued in connection with
Line of Credit Agreement        -          -           -          -          41,350         -         -         -          41,350

Exercise of warrants
issued in connection with
Bridge Financing                -          -          38,500       385        7,315         -         -         -           7,700

Exercise of Series A warrants   -          -       2,172,800    21,728      217,280         -         -         -         239,008

Exercise of Series B warrants   -          -       1,086,400    10,864      152,096         -         -         -         162,960

Net loss                        -          -           -          -            -         (417,693)    -         -        (417,693)
                            --------------------------------------------------------------------------------------------------------

BALANCE, SEPTEMBER 30, 2002  27,000    2,700,000  20,419,062   204,191   67,579,258   (67,958,812)  22,500    (2,250)   2,522,387

Exercise of options             -          -          50,000       500        2,000         -         -         -           2,500

Net loss                        -          -           -          -            -         (324,204)    -         -        (324,204)
                            --------------------------------------------------------------------------------------------------------

BALANCE, SEPTEMBER 30, 2003  27,000    2,700,000  20,469,062   204,691   67,581,258   (68,283,016)  22,500    (2,250)   2,200,683

Fair Value of warrants
issued in connection with
bridge financing (unaudited)    -          -           -          -          27,400         -         -         -          27,400

Fair value of warrants
issued in connection with
secured convertible notes
(unaudited)                     -          -           -          -          28,500         -         -         -          28,500

Net loss (unaudited)            -          -           -          -            -       (2,336,609)    -         -      (2,336,609)
                            --------------------------------------------------------------------------------------------------------

BALANCE, JUNE 30, 2004
UNAUDITED)                   27,000   $2,700,000  20,469,062  $204,691  $67,637,158  $(70,619,625)  22,500   $(2,250)  $  (80,026)
                            ========================================================================================================

                      The accompanying notes are an integral part of these consolidated financial statements.

                         CAPRIUS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              Year Ended September 30,       Nine Months Ended June 30,
                                                           -----------------------------   ------------------------------
                                                                2003            2002            2004            2003
                                                           -------------   -------------    -------------   -------------
                                                                                                     (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net (loss) income                                        $   (324,204)   $   (417,693)    $ (2,336,609)   $    136,532
  Adjustments to reconcile net (loss) income to
  net cash (used in) operating activities:
    Minority interest in loss of MCM                           (459,906)              -                -        (363,471)
    Gain on sale of TDM business                             (3,214,189)              -                -      (3,123,748)
    Gain on sale of Strax business                             (125,658)                               -               -
    Amortization of debt discount on bridge financing            30,962          10,651            7,613          24,059
    Amortization of deferred financing cost                           -               -           25,583               -
    Depreciation and amortization                               271,164         243,961          275,474         157,311
    Impairment of Goodwill                                            -          67,356                -               -
    Changes in operating assets and liabilities:
      Accounts receivable, net                                 (272,363)        123,560         (130,337)       (204,808)
      Inventories                                              (603,012)         71,338           78,682        (206,507)
         Other current assets                                   (58,338)         (1,624)         (38,478)        187,615
         Accounts payable and accrued expenses                 (303,512)        244,388         (430,366)        (12,689)
                                                           -------------   -------------    -------------   -------------
         Net cash (used in) provided by
         operating activities                                (5,059,056)        341,937       (2,548,438)     (3,405,706)
                                                           -------------   -------------    -------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES:

     Proceeds from sale of TDM business                       6,000,000               -                -       5,400,000
     Change in Deferred Acquisition Costs                             -        (189,463)               -               -
     Proceeds from sale of Strax business                             -               -          242,552               -
     Acquisition of property and equipment                            -               -           (6,358)              -
     Acquisition of MCM, net of cash acquired
     (including loans to MCM)                                   (88,875)       (350,000)               -        (278,338)
                                                           -------------   -------------    -------------   -------------

       Net cash provided by (used in) investing activities    5,911,125        (539,463)         236,194       5,121,662
                                                           -------------   -------------    -------------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Proceeds from issuance of common stock                          2,500         409,668                -               -
  Proceeds from issuance of debt and warrants                         -         250,000                -               -
  Proceeds from issuance of notes payable-related parties             -               -          500,000               -
  Proceeds from issuance of secured convertible notes                 -               -        1,500,000               -
  Financing fees in connection with convertible notes                 -               -         (125,000)              -
  Repayment of debt and capital lease obligations              (585,032)        (46,636)               -        (560,736)
                                                           -------------   -------------    -------------   -------------

    Net cash (used in) provided by financing activities        (582,532)        613,032        1,875,000        (560,736)
                                                           -------------   -------------    -------------   -------------

NET INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS             269,537         415,506         (437,244)      1,155,220

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                  505,282          89,776          774,819         505,282
                                                           -------------   -------------    -------------   -------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                   $    774,819    $    505,282     $    337,575    $  1,660,502
                                                           =============   =============    =============   =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

  Cash paid for interest during the period                 $     29,270    $     55,119     $     11,642    $     11,135
                                                           =============   =============    =============   =============

NON CASH TRANSACTIONS:

  Sale of Strax Business Segment in exchange for
  Note Receivable                                          $    412,000    $         -

                     The accompanying notes are an integral part of these consolidated financial statements.

                         CAPRIUS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Information for the Nine Month Periods Ended
                     June 30, 2004 and 2003 is unaudited.)

(NOTE A) - Business and Basis of Presentation
---------------------------------------------

     Caprius, Inc. ("Caprius" or the "Company") was founded in 1983 and through June 1999 essentially operated in the business of medical imaging systems as well as healthcare imaging and rehabilitation services. On June 28, 1999, the Company acquired Opus Diagnostics Inc. ("Opus") and began manufacturing and selling medical diagnostic assays constituting the Therapeutic Drug Monitoring ("TDM") Business. After the close of the 2002 fiscal year, the Company made major changes in its business through the sale of the TDM Business and the purchase of a majority interest in M.C.M. Environmental Technologies, Inc. ("MCM"). Until the end of 2003 fiscal year, the Company continued to own and operate a comprehensive imaging center located in Lauderhill, Florida. On September 30, 2003, the Company completed the sale of the Strax Institute ("Strax") to Eastern Medical Technologies. The sale consisted of the business of the Strax Institute comprehensive breast imaging center located in Lauderhill, Florida.

     During the fiscal year ended September 30, 2003, the Company's operations were infectious medical waste business. In fiscal year ended September 30, 2002 the Company's operations were two business segments: imaging and rehabilitation services ("Strax") and the therapeutic drug monitoring assay business (the "TDM Business").

     As discussed in Notes J & L, the Company disposed of it's TDM business in October, 2002 and Strax effective September 30, 2003. Operations related to the TDM business and Strax have been reclassified to discontinued operations for the years ended September 30, 2003 and 2002.

     The accompanying consolidated financial statements have been prepared assuming that the Company and its subsidiaries will continue as a going concern. The Company and its subsidiaries have incurred substantial losses in recent years, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company and its subsidiaries have available cash and cash equivalents of $774,819 at September 30, 2003 and $337,575 at June 30, 2004. The Company and its subsidiaries intend to utilize the funds for working capital purposes to continue developing the business of MCM. The Company and its subsidiaries continue to pursue efforts to identify additional funds through various funding options, including banking facilities and equity offerings in order to provide capital for future expansion. In addition, depending upon the outcome of the pending legal action, additional funds could be required to cover legal expenses. There can be no assurance that such funding initiatives will be successful and any equity placement could result in substantial dilution to current stockholders.

     The accompanying consolidated financial statements as of June 30, 2004 and for the nine months ended June 30, 2004 and 2003 are unaudited: however, in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the consolidated financial statements for these interim periods have been made. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

(NOTE B) - Summary of Significant Accounting Policies
-----------------------------------------------------

     [1] Principles of consolidation

     The consolidated financial statements include the accounts of the Company and its wholly or majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     [2] Revenue recognition

     The breast imaging center (sold in fiscal 2003) recognized revenue as services were provided to patients. Reimbursements for services provided to patients covered by Blue Cross/Blue Shield, Medicare, Medicaid, HMOs and other contracted insurance programs are generally less than rates charged by the Company. Differences between gross charges and estimated third-party payments were recorded as contractual allowances in determining net patient service revenue during the period that the services were provided.

     Revenue from the sale of a comprehensive line of assays for therapeutic drug monitoring (sold in fiscal 2003) was recognized when the products were shipped to the customer.

     Revenues from the MCM medical waste business are recognized when SteriMed units are sold or rented to customers. Units under rental programs are billed on a monthly basis. Any disposables or additional services, including training and maintenance, are billed when shipped or provided. EITF Issue No. 00-21 was effective for the Company beginning July 1, 2003, and did not have a material effect on the Company's results of operations.

     [3] Cash equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     [4] Inventories

     Inventories are accounted for at the lower of cost or market using the first-in, first-out ("FIFO") method.

     [5] Equipment, furniture and leasehold improvements

     Equipment, furniture and leasehold improvements are recorded at cost. Depreciation and amortization are computed by the straight-line method over the estimated lives of the applicable assets, or term of the lease, if applicable.

     Asset Classification                  Useful Lives
     --------------------                  ------------
     Medical equipment                     5-8 years
     Office furniture and equipment        3-5 years
     Leasehold Improvements                Term of Lease


     [6] Long-Lived Assets

     In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company and its subsidiaries review the carrying values of their long-lived assets (other than goodwill) for possible impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair values less costs to sell.

     [7] Goodwill and other intangibles

     The Company and its subsidiaries account for goodwill and other intangibles assets in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization, and how goodwill and other intangible assets should be accounted for after it has been initially recognized. SFAS No. 142 provides that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment. Intangible assets with finite lives will continue to be amortized.

     At September 30, 2003, goodwill results from the excess of cost over the fair value of net assets acquired related to the MCM business.

     Other intangible assets include technology, customer relationship and permits and are amortized on a straight-line basis over three to five years. Total amortization expense related to the other intangible assets for the years ended September 30, 2003 and 2002 were $213,417 and $0, respectively. For the nine months ended June 30, 2004 and 2003 total amortization expense related to other intangible assets was $424,417 and $80,000, respectively.

Intangible Assets:

      ASSET TYPE              COST        ACCUMULATED      SEPTEMBER 30, 2003    JUNE 30, 2004
                                          AMORTIZATION       NET BOOK VALUE      NET BOOK VALUE
-----------------------------------------------------------------------------------------------
Technology                  $550,000       $137,500             $412,500            $275,000
----------------------------------------------------------------------------------------------
Permits                      290,000         45,917              244,083             140,000
----------------------------------------------------------------------------------------------
Customer Relationships       200,000         30,000              170,000             200,583
----------------------------------------------------------------------------------------------
                          $1,040,000       $213,417             $826,583            $615,583
                          ==========       ========             ========            ========

Expected amortization over the next 5 years:

          SEPTEMBER 30,                  AMORTIZATION
               2004                        $281,333
               2005                         281,333
               2006                         143,834
               2007                          98,000
               2008                          22,083
                                           --------
                                           $826,583

     During the year ended September 30, 2002, the Company and its subsidiaries had determined that the carrying amount of certain long-lived assets of the Strax Institute may not be recoverable. The resultant impairment of long-lived assets necessitated a write-down of $67,356 of goodwill of the Strax Institute for the year ended September 30, 2002. This impairment charge is included in the accompanying consolidated statements of operations under the heading of loss from operations of discontinued Strax business segment.

     [8] Net loss per share

     Net loss per share is computed in accordance with Statement of Financial Standards No. 128, "Earning Per Share" ("SFAS No. 128"). SFAS No. 128 requires the presentation of both basic and diluted earnings per share.

     Basic net loss per common share was computed using the weighted average common shares outstanding during the period. Outstanding warrants and options had an anti-dilutive effect and were therefore excluded from the computation of diluted net loss per common share.

     [9] Income taxes

     The Company utilizes the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109. "Accounting for Income Taxes". Under this method, deferred tax liabilities and assets are recognized for the expected tax consequences of temporary differences between the carrying amount and the tax basis of assets and liabilities.

     [10] Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     [11] Financial instruments

     The carrying amounts of cash and cash equivalents, notes and accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair values because of the short-term nature of those instruments. The

Company estimates that the carrying values of notes payable, current maturities of long-term debt and long-term debt approximate fair value as the notes and loans bear interest at current market rates.

     [12] Foreign currency

     The Company follows the provisions of SFAS No. 52, "Foreign Currency Translation." The functional currency of the Company's foreign subsidiary is the U.S. dollar. All foreign currency asset and liability amounts are re-measured into U.S. dollars at end-of-period exchange rates, except for certain assets, which are measured at historical rates. Foreign currency income and expense are re-measured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts re-measured at historical exchange rates. Exchange gains and losses arising from re-measurement of foreign currency-denominated monetary assets and liabilities are included in operations in the period in which they occur. Exchange gains and losses included in the accompanying consolidated statements of operations are $24,267 and $0 for the years ended September 30, 2003 and 2002.

     [13] Recent Accounting Pronouncements

     In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. In December 2003, the FASB issued Interpretation No. 46(R) ("FIN 46R") which revised certain provisions of FIN 46. Publicly reporting entities that are small business issuers must apply FIN 46R to all entities subject to FIN 46R no later than the end of the first reporting period that ends after December 15, 2004 (as of December 31, 2004, for a calendar year enterprise) The effective date includes those entities to which FIN 46 had previously been applied. However, prior to the application of FIN 46R, a public entity that is a small business issuer shall apply FIN 46 or FIN 46R to those entities that are considered special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003 (as of December 31, 2003 for a calendar year). The Company does not have any entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46.

     In November 2002, the Emerging Issues Task Force (EITF) reached consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Revenue arrangements with multiple deliverables include arrangements which provide for the delivery or performance of multiple products, services and/or rights to use assets where performance may occur at different points in time or over different periods of time. EITF Issue No. 00-21 was effective for the Company beginning July 1, 2003, and did not have a material effect on the Company's results of operations.

     In May 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The changes in this Statement improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS 149 did not have a material effect on our consolidated financial position, results of operations, or cash flows.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 is the first phase of the FASB's project on liabilities and equity. SFAS No. 150 provides guidance on how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. Many of these instruments were previously classified as equity. For example, if an employer's issuance of its shares to a key employee requires the employer to redeem the shares upon the employee's death, then those shares must be classified as a liability, not as equity. For publicly-held companies, SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. SFAS No. 150 requires companies to record the cumulative effect of financial instruments existing at the adoption date. The adoption of SFAS 150 did not have a significant effect on the Company's operations, consolidated financial position or cash flows.

     [14] Stock-Based Compensation

     The Company accounts for stock-based compensation under the intrinsic value method in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

     In December 2002 the Financial Accounting Standards Board (FASB) issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148, which amends SFAS No. 123, requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to financial statements. The Company has determined that it will account for its stock-based compensation under the Accounting Principles Board (APB) No. 25 and elect the disclosure-only alternative under SFAS No. 148. The Company has computed the pro forma disclosures under SFAS No. 148 for options and warrants granted using the Black-Scholes option-pricing model for the years ended September 30, 2003 and 2002. The assumptions used during the years ended September 30, 2003 and 2002 were as follows:

                                                         September 30,
                                                     2003             2002
                                                   --------      -------------
Risk free interest rate                              5.00%       5.59% - 7.78%
Expected dividend yield                               --               --
Expected lives                                     10 years         10 years
Expected volatility                                   80%             80%
Weighted average value of grants per share           $.10             $.05
Weighted average remaining contractual life of
  options outstanding (years)                         5.9             4.7

     The pro forma effect of applying FAS No. 148 would be as follows:

                                                       Nine Months ended June 30,       Years Ended September 30,
                                                              (unaudited)
                                                          2004             2003            2003            2002
Net loss, as reported                                 $(2,336,609)       $136,532       $(324,204)      $(417,693)
Deduct:  Total stock-based employee compensation          (43,425)        (85,197)       (112,544)        (88,224)
espenses determined under fair value based method
for all awards, net of related taxes
Pro forma net (loss)income(                           $(2,380,034)       $51,335        $(436,748)      $(505,917)
Earnings (loss) per share:                              $(0.11)           $0.01          $(0.02)         $(0.02)
Basic and diluted - as reported
Basic and diluted - pro forma                           $(0.11)           $0.00          $(0.02)         $(0.02)

     [15] Concentration of Credit Risk and Significant Customers

     Statement of Financial Accounting Standards No. 105, "Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," requires disclosure of any significant off-balance-sheet and credit risk concentrations. Although collateral is not required, the Company periodically reviews its accounts receivable and provides estimated reserves for potential credit losses.

     Financial instruments which potentially expose the Company to concentration of credit risk are mainly comprised of trade accounts receivable. Management believes its credit policies are prudent and reflect normal industry terms and business risk. The Company does not anticipate non-performance by the counter parties and, accordingly, does not require collateral. The Company maintains reserves for potential credit losses and historically such losses, in the aggregate, have not exceeded management's expectations. For the year ended September 30, 2003, one customer accounted for approximately 30% of the consolidated total revenue. Accounts receivable due from this customer as of September 30, 2003 amounted to $47,000. There were no significant customers for the year ended September 30, 2002. For the nine months ended June 30, 2004, revenue from two customers was approximately $486,000 ($305,000 for the nine months ended June 30, 2003 which represented 64% of the total revenue) and $131,000 representing 64% and 17% of total revenue, respectively. At June 30,

2004 accounts receivable from these customers were approximately $169,000 and $0.

     The Company has cash on deposit with 2 banks that exceeds the federally insured limits by approximately $584,000 as of September 30, 2003. The Company has not experienced any losses in such accounts and management believes they are not exposed to any significant credit risk on cash.

(NOTE C) - Accrued Expenses
---------------------------

     Accrued Expenses consist of the following:

                                  June 30, 2004    September 30, 2003    September 30,2002
                                   (unaudited)
Accrued professional fees            $ 63,000           $ 55,000              $121,087
Directors fees                           -                60,000                15,000
Accrued taxes                         160,000            160,000                 --
Accrued royalties                     110,969            112,299                 --
Accrued exp related to Strax             -                55,052                 --
Accrued other                          16,795             26,673                12,000
Accrued exp related to Opus                --                 --                50,000
                                     --------           --------              --------
                                     $350,764           $469,024              $198,087
                                     ========           ========              ========


(NOTE D) - Inventory
--------------------

     Inventories consist of the following:

                         JUNE 30, 2004     SEPTEMBER 30,     SEPTEMBER 30,
                          (UNAUDITED)          2003              2002
                                               ----              ----
Raw materials               $271,300         $569,100            $ --
Finished goods              $470,502          251,384              --
                            --------         --------            ----
                            $741,802         $820,484            $ --
                            ========         ========            ====


(NOTE E) - Notes Payable and Line of Credit
-------------------------------------------

     During the third quarter of fiscal 2004, the Company raised an aggregate of $1.5 million through the issuance of 8% Senior Secured Convertible Promissory Notes ("the Notes"), prior to fees and expenses. The Company granted a security interest in substantially all of the assets of the Company. The Notes mature in one year and can be converted into shares of common stock at the election of the investor at any time using a conversion price of $0.20 per share. If certain conditions are not met as of September 30, 2004, then the conversion price shall be reduced to $0.15 per share. This reduction would result in an additional charge of approximately $200,000 to the statement of operations at such time. The financing was arranged through Sands Brothers International Ltd. ("Sands") which has been retained by the Company to act as selected dealer for the sale and issuance of the Notes. Based upon the funds raised, Sands received a six percent fee and an expense allowance of one percent of the gross proceeds and warrants valued at approximately $29,000 using the Black Scholes Model to purchase 1,425,000 shares of the Company's common stock at an exercise price of

$0.28 per share for a period of five years. The total fees for the offering were $125,000. The debt issuance cost is being amortized over the term of the loan. Amortization for the three months ended June 30, 2004 amounted to $25,583.

     During the second quarter of fiscal 2004, the Company authorized a short-term bridge loan for an aggregate of $500,000 through the issuance of loan notes due on July 31, 2005. The funds were utilized primarily for general working capital. The majority of the funds were provided by management of the Company. The loan notes bear interest at a rate of 11% per annum and are secured by a first lien on any royalties received by Opus Diagnostics Inc. from Seradyn, Inc. in accordance with their Royalty Agreement. For every three dollars ($3.00) loaned, the lender received two warrants to purchase one share of Common Stock, exercisable at $0.25 per share for a period of five years. The estimated fair value of the warrants approximated $27,400 using the Black Scholes Model and such amount was treated as a discount to debt and a corresponding increase to paid in capital. The discount is being amortized over the life of the loan. For the nine months ended June 30, 2004, the Company recorded an additional interest expense related to this discount of approximately $7,500, and that amount is included in interest expense, net in the condensed consolidated statement of operations.

Line of Credit
--------------

     During 2002, the Company entered into a $500,000 line of credit agreement with Mr. Mehta, a board member of the Company that was to expire on March 2004. Borrowings under the line were to bear interest at 11% per annum. In connection with this agreement, the Company issued warrants to purchase 500,000 shares of the Company's common stock at an exercise price of $0.11. The warrants were exercisable immediately and were to expire in September 2007. These warrants were determined to have a market value of $41,350 which is being amortized over the term of the related debt agreement. In February 2004, Mr. Mehta and the Company were unable to reach mutually satisfactory terms for the underlying provisions of the loan, and therefore Mr. Mehta relinquished his offer for the line of credit and returned the warrants granted to him.

MCM Financing
-------------

     During 2002, the Company obtained a short-term loan in the principal amount of $250,000, with interest at prime (4.25% at September 30, 2002) plus 3% per annum and due on September 30, 2003 (the "Company Loan"). All $250,000 of the loan proceeds were from officers and employees of the Company as well as related family members. For each $1.00 principal amount loaned, the lender received a warrant to purchase one share of the Company's Common Stock, exercisable after 6 months at $0.09 per share for a period of five years. The fair market value of the warrant on the date of grant was determined to be $6,700, which was amortized over the term of the related debt. The proceeds of the Company Loan together with an additional $100,000 of working capital were used to fund a loan to MCM totaling $350,000 as of September 30, 2002. The $350,000 loan to MCM is at prime plus 2% per annum and was converted to equity upon the acquisition of the interest in MCM in December 2002. The Company loan plus accrued interest was repaid from the proceeds of the Opus sale in October 2002.

Bridge loan Financing
---------------------

     During 2001, the Company completed a short term bridge loan of $300,000, through the issuance of loan notes bearing interest at 11% together with warrants to purchase common stock of the Company. Of the total proceeds, $250,000 of loans were from officers and directors of the Company and related parties. The $300,000 bridge loan notes were due for repayment on February 28, 2002, which was extended to October 31, 2002. On October 10, 2002, the Company repaid the bridge loan holders the $300,000 plus accrued interest. The fair value of warrants issued in connection with the bridge loan amounting to $12,000 was reflected as a discount to the face value of the bridge loan. The notes were collateralized by substantially all assets of the Company.

(NOTE F) - Capital Lease Obligations
------------------------------------

     Capital lease obligations at September 30, 2003 and 2002 and June 30, 2004 consisted of the following:

                                                           JUNE 30,     SEPTEMBER 30,     SEPTEMBER 30,
                                                             2004           2003               2002
                                                                            ----               ----
-------------------------------------------------------------------------------------------------------
Various capital leases, secured by the respective
medical equipment, interest rates ranging from
10.0% - 12.7%, monthly payments of principal and
interest ranging from $1,720 to $3,700, maturities
ranging from November 2002 to October 2004.                $    --        $    --            $35,032
-------------------------------------------------------------------------------------------------------
Less:  current maturities                                       --             --             12,806
                                                           -------        -------            -------
-------------------------------------------------------------------------------------------------------
                                                           $    --        $    --            $22,226
                                                           =======        =======            =======

     As of September 30, 2003 the Company has no capital lease obligations due to the sale of the Strax Institute. All of the obligations for the equipment disclosed in Fiscal 2002 was transferred in the sale of the Strax Institute.

(NOTE G) - Income Taxes
-----------------------

     At September 30, 2003 and 2002, the Company had a deferred tax asset totaling approximately $17,680,000 and $17,800,000 respectively, due primarily to net operating loss carryovers. A valuation allowance was recorded in 2003 and 2002 for the full amount of this asset due to uncertainty as to the realization of the benefit.

     The Company's Israeli subsidiary had carried forward losses for tax purposes in the amount of approximately $6 million. A valuation allowance has been recorded for the full amount of the deferred tax asset generated from these loss carry forwards due to uncertainty as to the realization of the benefit.

     At September 30, 2003 the Company had available net operating loss carry forwards for tax purposes, expiring through 2023 of approximately $52,010,000. The Internal Revenue Code contains provisions which will limit the net operating loss carry forward available for use in any given year if significant changes in ownership interest of the Company occur.

(NOTE H) - Commitments and Contingencies
----------------------------------------

     [1] Operating leases

     The Company leases facilities under non-cancelable operating leases expiring at various dates through fiscal 2005. Facility leases require the Company to pay certain insurance, maintenance and real estate taxes. Lease expense for all operating leases totaled approximately $235,250 and $215,000 for the years ended September 30, 2003 and 2002, respectively.

     Future minimum rental commitments under operating leases are as follows:

                      Fiscal Year          Amount
                      -----------          ------
                         2004              118,700
                         2005               46,650
                                          --------
                         Total            $165,350
                                          ========

     [2] Legal proceedings

     In June 2002, Jack Nelson, a former Caprius executive officer and director, commenced two legal proceedings against us and George Aaron and Jonathan Joels, executive officers, directors and principal stockholders of the Company. The two complaints alleged that the individual defendants made alleged misrepresentations to the plaintiff upon their acquisition of a controlling interest in the Company in 1999 and thereafter made other alleged misrepresentations and took other actions as to the plaintiff to the supposed detriment of the plaintiff and Caprius. One action was brought in Superior Court of New Jersey, Bergen County ("State Court Action"), and the other was brought as a derivative action in Federal District Court in New Jersey ("Federal Derivative Action"). In September 2003, we resolved the State Court Action by making an Offer of Judgment which was accepted by the plaintiff. Under the terms of the Offer of Judgment, which was made without any admission or finding of liability on part of the defendants, we paid $125,000 to the plaintiff and the action was discontinued.

     On May 3, 2004, the Court in the Federal Derivative Action granted the motion made by us and Messrs. Aaron and Joels for judgment on the pleadings based upon the pre-suit demand requirement and dismissed the plaintiff's complaint without prejudice, but denied defendants ' motion for judgment on the pleadings based upon the Private Securities Litigation Reform Act. The Court also granted the plaintiff's cross-motion to file an amended complaint to add allegations of insider trading.

     In September 2002, we were served with a complaint naming us and our principal officers and directors in the Federal District Court of New Jersey as a purported class action (the "Class Action"). The allegations in the complaint cover the period between February 14, 2000 and June 20, 2002. The initial plaintiff is a relative of the wife of the plaintiff in the State Court Action and Federal Derivative Action. The allegations in the purported Class Action were substantially similar to those in the other two Actions. The complaint sought an unspecified amount of monetary damages, as well as the removal of the defendant officers as shareholders.

     On May 3, 2004, in a decision separate from the decision in the Federal Derivative Action, the Court granted the defendants' motion to dismiss the Class Action. The federal securities claims asserted by the plaintiffs were dismissed with prejudice, and having dismissed all federal law claims, the Court declined to exercise jurisdiction over the remaining state law claims and dismissed those claims without prejudice. On May 14, 2004, the plaintiffs filed a motion for reconsideration which defendants opposed and subsequently this motion for reargument was denied. No appeal has been filed.

     In September 2002, BDC Corp., d/b/a BDC Consulting Corp., brought an action against the Company and Mr. Aaron in the Circuit Court for the Seventeenth Judicial Circuit, Broward County, Florida seeking an unspecified amount of damages arising from the defendants' alleged tortious interference with a series of agreements between the plaintiff and third party MCM pursuant to which the plaintiff had intended to purchase MCM. See Note 2 of this report for information regarding the Company's investment in MCM. Although the Company believed there was no merit to the plaintiff's claim, in October 2003, the Company and Mr. Aaron settled the action for the sum of $83,000 in order to avoid a lengthy and expensive litigation. The purchaser of Strax is an entity controlled by the same person who is a principal in BDC Corp. Under the Company's Purchase Agreement with MCM, MCM, its subsidiaries and certain pre-existing shareholders of MCM have certain obligations to indemnify the Company with respect to damages, losses, liabilities, costs and expenses arising out of any claim or controversy in respect to the BDC complaint. The Company has made a claim for indemnification and is currently resolving this matter with the indemnifying parties.

(NOTE I) - Capital Transactions
-------------------------------

     [1] Preferred Stock - Class B
         -------------------------

     On August 18, 1997, the Company entered into various agreements with General Electric Company ("GE") including an agreement whereby GE purchased 27,000 shares of newly issued Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") for $2,700,000.

     The Series B Preferred Stock consists of 27,000 shares, ranks senior to any other shares of preferred stock which may be created and the Common Stock. It has a liquidation value of $100.00 per share, plus accrued and unpaid dividends, is non-voting except if the Company proposes an amendment to its Certificate of Incorporation which would adversely affect the rights of the holders of the Series B Preferred Stock, and is convertible into 1,597,930 shares of Common Stock, subject to customary anti-dilution provisions. No fixed dividends are payable on the Series B Preferred Stock, except that if a dividend is paid on the Common Stock, dividends are paid on the shares of Series B Preferred Stock as if they were converted into shares of Common Stock.

     [2] Warrants

     During the third quarter of Fiscal 2004, the Company raised an aggregate of $1.5 million through the issuance of 8% Senior Secured Convertible Promissory Notes. The financing was arranged through Sands Brothers International Ltd. who was retained by the Company to act as selected dealer for the sale and issuance of the Notes. Based upon the funds raised, Sands received warrants valued at approximately $29,000 using the Black Scholes Model to purchase 1,425,000 shares of the Company's common stock at an exercise price of $0.28 per share for a period of five years. These warrants expire at various dates through June 2009.

     During the second quarter of Fiscal 2004, the Company authorized a short term bridge loan for an aggregate of $500,000 through the issuance of loan notes due on July 31, 2005. For every three dollars ($3.00) loaned, the lender received 2 warrants to purchase one share of Common Stock, exercisable at $0.15 per share for a period of five years. These warrants expire in January 2009.

     During the fiscal year ended September 30, 2002, the Company offered to the current warrant-holders a reduction in the exercise price of outstanding warrants. Exercise prices were reduced by 80%, not to be below an exercise price of $0.11 per share, during a set time period that expired on September 30, 2002. All warrants exercised during fiscal year 2002 were exercised during the reduction period.

     In connection with various bridge financing agreements entered into during fiscal year 2000, the Company issued warrants to purchase 368,500 shares of common stock at exercise prices ranging from $0.20 to $1.00 (see below). Warrants to purchase 68,750 shares at $0.20 per share were exercised in October 2000. Warrants to purchase 38,500 shares at $0.20 per share were exercised in September 2002. As of September 30, 2003, there were warrants outstanding to purchase 261,250 shares of common stock at an exercise price of $0.20 per share. These warrants expire at various dates through March 2005.

     In connection with the equity placement completed during fiscal year 2000, the Company issued 2,600,000 Series A warrants and 1,300,000 Series B warrants. Series A warrants to purchase 2,172,800 shares at $0.11 per share were exercised in September 2002. Series B warrants to purchase 1,086,400 shares at $0.15 per share were exercised in September 2002. As of September 30, 2003, there were Series A and B warrants outstanding to purchase 640,800 shares of common stock at exercise prices ranging from $0.50 to $0.75, with a weighted average exercise price of $0.58.

     In connection with MCM financing entered into during 2002, the Company issued warrants to purchase 250,000 shares of common stock at $0.09. The market value of the warrants issued was determined to be $6,700, which is being amortized over the life of the related debt. These warrants expire in September 2007.

     In connection with bridge financing entered into during 2001, the Company issued warrants to purchase 300,000 shares of common stock at $0.08. The warrants were determined to have a market value of $12,000 which was amortized over the term of the related debt. These warrants expire in February 2006.

     [3] Equity Private Placement

     On April 27, 2000, the Company completed an equity private placement of $1,950,000 through the sale of 650,000 units at $3.00 per unit. Each unit was comprised of three shares of Common Stock, four Series A Warrants exercisable at $0.50 per share and are callable by the Company if the Common Stock of the Company trades above $3.00 for 15 consecutive days, two Series B Warrants exercisable at $0.75 per share and are callable by the Company if the Common Stock trades above $5.00 for 15 consecutive days. All of the warrants are exercisable for a period of five years. In addition, the Company issued options to two individuals who assisted with the financing. One individual received options to purchase 500,000 shares of common stock at $0.75 through June 2005. Another individual received options to purchase 500,000 shares of common stock at $1.00 through June 2005.

     [4] Stock options

     The Company has an Incentive and Nonqualified Stock Option Plan which provides for the granting of options to purchase not more than 100,000 shares of common stock. Exercise prices for any incentive options are at prices not less than the fair market value at the date of grant, while exercise prices for nonqualified options may be at any price in excess of $.01. When fair market value at the date of issuance is in excess of the option exercise price, the excess is recorded as compensation expense. There were no options outstanding under this plan as of September 30, 2003.

     During 2002, the Company adopted a stock option plan for both employees and non-employee directors. The employee and Directors stock option plan provides for the granting of options to purchase not more than 1,500,000 shares of common stock. The options issued under the plan may be incentive or nonqualified options. The exercise price for any options will be determined by the option committee. The plan expires May 15, 2012. As of September 30, 2003, there were 961,000 options outstanding under the 2002 plan, exercisable at $0.15 per share. During October 2002, the Company granted a total of 961,000 options to officers, directors, and employees under the 2002 plan. All options are exercisable at $0.15 per share vesting one third immediately and the balance equally over a two year period. In May 2004, the Board of Directors resolved that any new non-employee Board member would be entitled to 75,000 options under the Company's 2002 Stock Option Plan. Upon his appointment to the Board, Dr. Jeffrey Hymes , was granted options to purchase 75,000 shares of Common Stock exercisable at $0.20 per share, vesting one third on the grant date and the balance vesting over a two year period in equal installments.

     During 1993, the Company adopted a employee stock option plan and a stock option plan for non-employee directors. The employee stock option plan provides for the granting of options to purchase not more than 1,000,000 shares of common stock. The options issued under the plan may be incentive or nonqualified options. The exercise price for any incentive options cannot be less than the fair market value of the stock on the date of the grant, while the exercise price for nonqualified options will be determined by the option committee. The Directors' stock option plan provides for the granting of options to purchase not more than 200,000 shares of common stock. The exercise price for shares granted under the Directors' plan cannot be less than the fair market value of the stock on the date of the grant. Both plans expired May 25, 2003.

     Stock option transactions under the 2002 plan are as follows:

                                                                         Weighted Average
                                           Number of     Option Price     Exercise Price
                                             Shares        Per Share        Per Share
                                             ------        ---------        ---------
Balance, September 30, 2002                  50,000          $0.05             $0.05
Granted in 2003                             961,000          $0.15             $0.15
Exercised in 2003                           (50,000)         $0.05             $0.05
                                            --------         -----             -----
Balance, September 30, 2003                 961,000          $0.15             $0.15
Granted in 2004                              75,000          $0.20             $0.20
                                             ------          -----             -----
Balance, June 30, 2004 (unaudited)         1,036,000     $0.15 - $0.20         $0.15
                                           =========     =============         =====

     Stock option transactions under the 1993 plan are as follows:

                                                                         Weighted Average
                                           Number of     Option Price     Exercise Price
                                             Shares        Per Share        Per Share
                                             ------        ---------        ---------
Balance, September 30, 2001                 901,500      $ 0.15 - $ 5.00       $0.45
Cancelled in 2002                          (157,000)     $ 0.15 - $ 5.00        1.33
                                           ---------     ---------------       -----
Balance, September 30, 2002                 744,500      $ 0.15 - $ 5.00       $0.26
Cancelled in 2003                           (15,000)     $ 0.84 - $ 2.93        1.40
                                            --------     ---------------       -----
Balance, September 30, 2003                 729,500      $ 0.15 - $ 5.00       $0.24
Cancelled in 2004                           (2,500)      $2.93 - $5.00         $4.17
                                            -------      -------------         -----
Balance, June 30 2004 (unaudited)           727,500      $0.15 - $5.00         $0.23
                                            =======      =============         =====

     Stock option transactions not covered under the option plans are as follows:

                                                                         Weighted Average
                                           Number of     Option Price     Exercise Price
                                             Shares        Per Share        Per Share
                                             ------        ---------        ---------
Balance, September 30, 2001 and 2002        1,053,861    $0.10 - $20.10         $0.89
Granted in 2003                             1,000,000         $0.15             $0.15
Cancelled in 2003                            (1,287)          $16.20           $16.20
                                             -------          ------           ------
Balance, September 30, 2003                 2,052,574    $0.10 - $20.10         $0.52
Cancelled in 2004                          (1,001,287)   $0.75 - $15.85         $0.90
                                           -----------   --------------         -----
Balance, June 30, 2004 (unaudited)          1,051,287    $0.10 - $20.10         $0.17
                                            =========    ==============         =====


                                                                                       Weighted
                                                                    Range of Price   Average Price
Options exercisable                             Number of Shares      Per Share        Per Share
----------------------------------------------  ----------------   ---------------   -------------
Plan shares at September 30, 2003                  1,370,167        $0.15 - $5.00        $0.20
Non-plan shares at September 30, 2003              1,719,240        $0.10 - $20.10       $0.60
Plan shares at June 30, 2004 (unaudited)           1,392,667        $0.15 - $5.00        $0.19
Non-plan shares at June 30, 2004 (unaudited)        717,954         $0.10 - $20.10       $0.19


The following table summarizes information about stock options outstanding at September 30, 2003 and June 30, 2004, respectively:

                                                     Outstanding Options
                                           ----------------------------------------
                                                          Weighted-
                                                           Average        Weighted-
   Range of                                               Remaining        Average
   Exercise                                  Number      Contractual       Exercise
    Prices                                 Outstanding   Life (years)        Price
-----------------------------------------------------------------------------------
$0.10 - $0.25                                2,726,000       8.2            $0.15
  0.75-1.00                                  1,000,000       1.7             0.88
     2.93                                       10,000       2.4             2.93
     5.00                                        4,500       1.5             5.00
 15.80-20.10                                     2,574       1.0            17.95
-----------------------------------------------------------------------------------

$0.10 - $20.10         at 09/30/03           3,743,074       6.4            $0.37
==============         ===========           =========       ===            =====
$0.10 - $20.10   at 06/30/04 (unaudited)     2,814,287       7.2            $0.18
==============   =======================     =========       ===            =====

                                                     Exercisable Options
                                           ----------------------------------------
                                                          Weighted-
                                                           Average        Weighted-
   Range of                                               Remaining        Average
   Exercise                                  Number      Contractual       Exercise
    Prices                                 Outstanding   Life (years)        Price
-----------------------------------------------------------------------------------
 $0.10-$0.25                                 2,072,333       7.9            $0.16
  0.75-1.00                                  1,000,000       1.7             0.87
     2.93                                       10,000       2.4             2.93
     5.00                                        4,500       1.5             5.00
 15.80-20.10                                     2,574       1.1            17.95
-----------------------------------------------------------------------------------
$0.10 - $20.10         at 09/30/03           3,089,407       5.9            $0.42
==============         ===========           =========       ===            =====
-----------------------------------------------------------------------------------
$0.10 - $20.10   at 06/30/04 (unaudited)     2,110,621       6.9            $0.19
==============   =======================     =========       ===            =====


(NOTE J) - Disposal of TDM business segment
-------------------------------------------

     Effective October 9, 2002, the Company completed the sale of the assets and certain liabilities of its TDM business segment for $6,000,000. Pursuant to a Consulting Agreement, Opus will consult with Seradyn on ongoing projects for a $50,000 annual fee for a two-year period. The sold assets included three diagnostic assays still in development, for which Opus will receive royalty payments upon the commercialization of any of these assays based upon varying percentages of net sales. Caprius, Opus and its three executive officers entered into non-compete agreements with Seradyn restricting them for five years from competing in the TDM business. The sale of the TDM business has been reflected as discontinued operations in the accompanying consolidated financial statements. Assets applicable to the TDM business segment net of liabilities assumed were segregated in the Company's balance sheet at September 30, 2002 and shown as net assets of the TDM business segment. Revenues from discontinued operations, which have been excluded from income from continuing operations in the accompanying consolidated statements of operations for fiscal years 2003 and 2002, are shown below. The effects of the discontinued operations on net loss and per share data are reflected within the accompanying consolidated statements of operations.

     A summary of net assets of the TDM business segment at September 30, 2002 were as follows:

                                                 2002
                                                 ----
          Current assets                       $638,609

          Property and equipment                 34,923

          Intangible assets                   2,001,937

          Liabilities                           164,322
                                                -------
               Net assets                    $2,511,147
                                             ==========

     A summary of operations of the TDM business segment for the years ended September 30, 2003 and 2002 is as follows:

                                     2003              2002
                                     ----              ----
     ---------------------------------------------------------
     Revenues                      $ 96,698        $ 2,170,446
     ---------------------------------------------------------
     Operating Expenses              23,300            748,813
                                   --------        -----------
     ---------------------------------------------------------
     Income from Operations        $ 73,398        $ 1,421,633
                                   ========        ===========

(NOTE K) - Acquisition of majority interest in
           MCM Environmental Technologies, Inc.
-----------------------------------------------

     On December 17, 2002, the Company completed the initial acquisition of 57.53% of the capital stock of MCM Environmental Technologies ("MCM"). The Company acquired its interest for a purchase price of $2.4 million and currently are the majority owners. MCM is engaged in the infectious medical waste business. Upon closing, Caprius designees were elected to three of the five seats on MCM's Board of Directors, with George Aaron, President and CEO, and Jonathan Joels, CFO, filling two seats. At the time of the acquisition of MCM, the Company's outstanding loans to MCM aggregated $565,000 which were paid by reducing the cash portion of the purchase price. For a six month period commencing 19 months and ending 25 months from December 17, 2002, pursuant to a Stockholders Agreement, the stockholders of MCM (other than the Company) shall have the right to put all of their MCM shares to MCM, and MCM shall have the right to call all of such shares, at a price based upon a pre-set determination calculated at such time. At the Company's option, the purchase price for the remaining MCM shares may be paid in cash or the Company's common stock. The acquisition was financed through proceeds from the sale of the TDM business. Additionally, as part of the transaction, certain debt of MCM to its existing stockholders and to certain third parties was converted to equity or restructured. Legal and other costs incurred in 2002 directly related to the acquisition totaled $189,463, and are included in deferred acquisition costs in the accompanying consolidated balance sheet as of September 30, 2002. These costs were allocated to the purchase price of MCM during the year ended September 30, 2003. The acquisition was accounted for using the purchase method of accounting under which the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values.

     A summary of the acquisition of MCM Environmental Technologies:

          Current Assets                              $2,313,851
          Net PP&E                                       215,558
          Liabilities                                 (1,446,513)
                                                      ----------
          Net Tangible Assets                         $1,082,896
                                                      ==========
          Net Tangible Assets (57.53% Interest)       $  622,990
          Goodwill & Intangible Assets                 1,777,010
                                                      ----------
             Total Acquisition Cost                   $2,400,000
                                                      ==========

     Pro forma combined results of operations of the Company and the MCM business acquired in December 2002 for the periods ended September 30, 2003 and 2002, assuming that the transaction had occurred on October 1, 2001 and after giving effect to certain pro forma adjustments are as follows:

                                                   2003            2002
                                                   ----            ----
          Revenues                              $  841,471       $2,037,743
          Operating Expenses                     4,821,892        3,351,822
          Interest Income(expense)                 (17,962)          36,676
          Loss from continuing operations      ($3,998,383)     ($1,277,403)
                                               ============     ============

(NOTE L) - Sale of Strax
------------------------

     Effective September 30, 2003, the Company sold its comprehensive breast imaging business, to Eastern Medical Technologies, Inc., a Delaware corporation ("EMT"), pursuant to a Stock Purchase Agreement dated September 30, 2003 (the "Purchase Agreement") among Registrant, EMT and the other parties thereto. The purchase price was $412,000 and may be subject to adjustment based upon the amount of accounts receivable outstanding as of the date of closing. 50% of the purchase price, which had been held in escrow, was paid on closing and the balance is payable in installments commencing January 1, 2004 and ending December 31, 2004, evidenced by a note secured by the accounts receivables of Strax Institute, Inc. In addition, Registrant is required to provide certain specified transitional services for up to 180 days pursuant to a Management Services Agreement.

     The sale of the Strax business has been reflected as discontinued operations in the accompanying consolidated financial statements. Revenues from discontinued operations, which have been excluded from income from continuing operations in the accompanying consolidated statements of operations for fiscal years 2003 and 2002, are shown below. The effects of the discontinued operations on net loss and per share data are reflected within the accompanying consolidated statements of operations.

     A summary of operations of the Strax business segment for the years ended September 30, 2003 and 2002 is as follows:

                                               2003             2002
                                               ----             ----
          Revenues                          $1,559,669       $1,549,794
          Operating Expenses                 1,704,157        1,806,484
                                            ----------       ----------
          Loss from operations              $ (144,488)      $ (256,690)
                                            ==========       ==========

(NOTE M) - Geographic Information at September 30, 2003:
--------------------------------------------------------

                                                                  Loss from
                                                                 Continuing
Geographic Location          Revenues     Long-Lived Assets      Operations
-------------------          --------     -----------------      ----------
United States                $ 98,700       $  237,061          $(3,820,205)
Israel                        501,879        1,611,032             (232,662)
                             --------       ----------          -----------
                             $600,579       $1,848,093          $(4,052,867)
                             ========       ==========          ===========

     NO DEALER, SALESPERSON OR OTHER PERSON HAS

BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE                 25,083,411

ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN                   SHARES OF
THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE              COMMON STOCK
BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE
SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY ANY SECURITIES OTHER THAN THOSE                      CAPRIUS, INC.
SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY OF THESE
SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM
IT IS  UNLAWFUL  TO MAKE SUCH  OFFER OR  SOLICITATION.
EXCEPT WHERE OTHERWISE INDICATED, THIS PROSPECTUS
SPEAKS AS OF THE EFFECTIVE DATE OF THE REGISTRATION
STATEMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES
CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE               PROSPECTUS
IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                  TABLE OF CONTENTS
                                              Page
                                              ----
PROSPECTUS SUMMARY..............................1
THE COMPANY.....................................1
THE OFFERING....................................3
RISK FACTORS....................................3
SUMMARY FINANCIAL AND OPERATING INFORMATION.....3
RISK FACTORS....................................4
FORWARD LOOKING STATEMENTS......................9

USE OF PROCEEDS................................10
DIVIDEND POLICY................................10                _________, 2004
MARKET FOR OUR COMMON STOCK....................10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................11

BUSINESS.......................................15

MANAGEMENT.....................................25
SECURITY OWNERSHIP.............................28
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.................................29
DESCRIPTION OF SECURITIES......................30
SELLING STOCKHOLDERS...........................31
PLAN OF DISTRIBUTION...........................35
LEGAL MATTERS..................................36
EXPERTS........................................36
AVAILABLE INFORMATION..........................36

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS....F-1


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:
(i) breach of the directors' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of our Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

     The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.


     Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

     Registration Fee.......................................            $   551
     Legal Fees and Expenses................................             45,000
     Accounting Fees and Expenses...........................             25,000
     Printing...............................................              2,500
     Miscellaneous Expenses.................................              6,949
                                                                        -------
          Total.............................................            $80,000
                                                                        =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     During third quarter fiscal 2004, the Company sold an aggregate of $1.5 million of 8% Senior Secured Convertible Promissory Notes ("the Notes"), prior to fees and expenses. The Company granted a security interest in substantially all of the assets of the Company. The Notes mature in one year and can be converted into shares of common stock at the election of the investor at any time using a conversion price of $0.20 per share. If certain conditions are not met as of September 30, 2004, then the conversion price shall be reduced to $0.15 per share. Sands Brothers International Ltd. ("Sands") acted as selected dealer for the sale and issuance of the Notes. Based upon the funds raised, Sands received a six percent fee and an expense allowance of one percent of the gross proceeds and warrants to purchase 1,425,000 shares of the Company's common stock at an exercise price of $0.28 per share for a period of five years. Each Note purchaser entered into a Purchase Agreement in which he represented, among other things, as to his status as an "accredited investor" under Regulation D and his awareness of the restrictions on resale or other transfer of the Notes and the underlying shares of Common Stock. The placement claimed exemption from the registration provisions of the Securities Act of 1933 by reason of Section 4(2) thereof and Rule 144 thereunder.

     During June 2002, the Company completed a short-term loan aggregating $250,000 through loan notes due on September 30, 2003. Included as part of this short-term loan were executive officers, Messrs. Joels and Koppel who contributed $10,000 and $15,000 respectively, employees of the Company as well as related family members. These funds were used principally to fund the loan to M.C.M. Environmental Technologies, Inc. ("MCM") pursuant a the letter of intent, in connection with the Company's purchase of a majority interest in MCM. For each $1.00 principal amount loaned, the lender received a warrant to purchase one share of the Company's Common Stock, exercisable after 6 months at $0.09 per share for a period of five years. On October 10, 2002, the Company repaid these loans, plus accrued interest at the prime rate plus 3%. The offering of these notes and warrants to Messrs. Joels and Koppel in this financing was conducted under Regulation D, Rule 506 of the Securities Act of 1933.

ITEM 27. EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
------    ----------------------


All references to Registrant's Forms 8-K, 10-K, 10-QSB and 10-KSB include reference to File No. 0-11914.


2.1 Agreement and Plan of Merger, dated January 20, 1997, by and among Registrant, Medial Diagnostics, Inc. ("Strax"), Strax Acquisition Corporation and US Diagnostic Inc. (incorporated by reference to
          Exhibit 1 to Registrant's Form 8-K filed January 23, 1997).

2.2 Agreement and Plan of Merger dated as of June 28, 1999 among Registrant, Caprius Merger Sub, Opus Diagnostics Inc. ("Opus"), George Aaron and Jonathan Joels (incorporated by reference to Exhibit 2.1 to Registrant's Form 8-K, filed July 1, 1999 (the "July 1999 Form 8-K")).


3.1 Certificate of Incorporation of Registrant. (incorporated by reference to Exhibit 3 filed with Registrant's Registration Statement on Form S-2, and amendments thereto, declared effective August 18, 1993 (File No. 033-40201) ("Registrant's Form S-2")).

3.2 Amendment to Certificate of Incorporation of Registrant filed November 5, 1993 (incorporated by reference to Exhibit 3.2 to Registrant's Form S-4, filed October 9, 1997(File No. 333-37481)).


3.3 Amendment to Certificate of Incorporation of Registrant, filed August 31, 1995, (incorporated by reference to Exhibit 3.1 to Registrant's Form 8-K for an event of August 31, 1995 (the "August 1995 Form 8-K")).

3.4 Amendment to Certificate of Incorporation of Registrant, filed September 21, 1995 (incorporated by reference to Exhibit 3.1 to Registrant's Annual Report on Form 10-K for the nine months ended September 30, 1995 (the "ANMR 1995 Form 10-K")).

3.5 Certificate of Designation of Series A Preferred Stock of the Registrant (incorporated by reference to the Registrant's Form 8-K, filed on March 31, 1996.

3.6 Certificate of Designation of Series B Convertible Redeemable Preferred Stock of Registrant (incorporated by reference to Exhibit
          3.1 to Registrant's Form 8-K, filed September 2, 1997).

3.7 Certificate of Merger, filed on June 28, 1999 with the Secretary of State of the State of Delaware. (Incorporated by reference to Exhibit
          3.1 of Form 8-K dated June 28, 1999).

3.8 Amended and Restated By-laws of Registrant (incorporated by reference to Exhibit 3.4 to Registrant's Form S-4).


4.1 Form of Warrant issued to certain employees in connection with Registrant's Bridge Financing in March 2000 (incorporated by reference to Exhibit 4.7 to Registrant's July 2000 Form SB-2, filed July 26, 2000 (File No. 333-42222)).


4.2 Form of Series A Warrant from Registrant's April 2000 private placement of Units (the "April Private Placement") (incorporated by reference to Exhibit 10.2 to Registrant's Form 8-K, filed April 28, 2000 (the "April 2000 Form 8-K")).

4.3 Form of Series B Warrant from the April Private Placement (incorporated by reference to Exhibit 10.3 to Registrant's April 2000 Form 8-K).

4.4 Form of Warrant issued to each of Sandra Kessler and Nicholas Kessler, by and through his Guardian ad litem (incorporated by reference to Exhibit 4.10 to Registrant's September 2000 Form 10-KSB).

4.5 Form of Common Stock Purchase Warrants for up to 300,000 shares of Common Stock, expiring February 28, 2006 (incorporated by Reference to
          Exhibit 10.3 to the Registrant's Form 10-QSB for the fiscal quarter ended March 31, 2001).

5*        Opinion of Thelen Reid & Priest LLP.

10.1 Registrant's 1983 Incentive and Non-Qualified Stock Option Plan, Amended and Restated as of February 1, 1988, and form of incentive stock option (incorporated by reference to Exhibit 10.4 to Registrant's Form S-2).

10.3.1 Registration Rights Agreement, dated August 18, 1997, between Registrant and General Electric Company ("GE") (incorporated by reference to Exhibit 10.2 to Registrant's Form 8-K, filed September 2,
          1997).

10.3.2 Stockholders Agreement, dated August 18, 1997, between Registrant and GE (incorporated by reference to Exhibit 10.3 to the Registrant's Form 8-K, filed September 2, 1997).

10.3.3 Settlement and Release Agreement, dated August 18, 1997, between the Registrant and GE (incorporated by reference to Exhibit 10.4 to the Registrant's Form 8-K, filed September 2, 1997).

10.3.4 License Agreement, dated August 18, 1997, between Registrant and GE (incorporated by reference to Exhibit 10.4 to the Registrant's Form 8-K, filed September 2, 1997).

10.4.1 Severance and Consulting Agreement dated as of June 28, 1999 between Registrant and Jack Nelson (incorporated by reference to Exhibit 10.4 to Registrant's July 1999 Form 8-K).

10.4.2 Form of Secured Promissory Note, dated as of December 28, 1999, from Registrant to Nelson (incorporated by reference to Exhibit 10.16.1 to Registrant's September 1999 Form 10-KSB).

10.4.3 Letter of Non-disparagement dated January 14, 2000 between Registrant and Jack Nelson (incorporated by reference to Exhibit 10.4.3 to Registrant's September 2001 Form 10-KSB).

10.4.4 Letter Agreement dated April 4, 2000 between Registrant and Nelson relating to terms and conditions of payment as outlined in Severance and Consulting Agreement dated as of June 28, 1999 (incorporated by reference to Exhibit 10.4.4 to Registrant's September 2001 Form 10-KSB).

10.5.1 Severance and Consulting Agreement between Registrant and Enrique Levy, dated as of June 28, 1999 (incorporated by reference to Exhibit
          10.5 to Registrant's July 1999 Form 8-K).

10.5.2 Form of Secured Promissory Note, dated as of December 28, 1999, from Registrant to Levy (incorporated by reference to Exhibit 10.16.2 to Registrant's September 1999 Form 10-KSB).

10.5.3 Form of Security Agreement, dated as of December 28, 1999, by Registrant to Levy as Agent (incorporated by reference to Exhibit
          10.16.3 to Registrant's September 1999 Form 10-KSB).

10.5.4 Letter of Non-disparagement dated January 14, 2000 between Registrant and Levy (incorporated by reference to Exhibit 10.5.4 to Registrant's September 2001 Form 10-KSB).

10.5.5 Letter Agreement dated April 4, 2000 between Registrant and Levy relating to terms and conditions of payment as outlined in Severance and Consulting Agreement dated as of June 28, 1999 (incorporated by reference to Exhibit 10.5.5 to Registrant's September 2001 Form 10-KSB).

10.6.1 Form of Stock Purchase Agreement regarding the April Private Placement (incorporated by reference to Exhibit 10.1 to Registrant's April 2000 Form 8-K).

10.6.2 Letter Agreement, dated March 27, 2000, between the Company and certain purchasers (incorporated by reference to Exhibit 10.4 to Registrant's April 2000 Form 8-K).

10.6.3 Letter Agreement, dated March 29, 2000, between the Company and certain purchasers (incorporated by reference to Exhibit 10.5 to Registrant's April 2000 Form 8-K).

10.6.4 Form of Option Agreement granted to Shrikant Mehta with respect to the April Private Placement (incorporated by reference to Exhibit 10.17 to Registrant's 2000 Form SB-2).

10.7.1 Purchase and Sale Agreement, dated as of October 9, 2002, Among Registrant, Opus and Seradyn, Inc. ("Seradyn") (incorporated by reference to Exhibit 10.1 to Registrant's Form 8-K for an event of October 9, 2002 (the "October 2002 Form 8-K")).

10.7.2 Royalty Agreement, dated as of October 9, 2002, between Opus and Seradyn (incorporated by reference to Exhibit 10.2 to Registrant's October 2002 Form 8-K).

10.7.3 Non-compete Agreement, dated as of October 9, 2002, between Opus and (incorporated by reference to Exhibit 10.3 to Registrant's October 2002 Form 8-K).

10.7.4 Consulting Agreement, dated as of October 9, 2002, between Opus and Seradyn (incorporated by reference to Exhibit 10.4 to Registrant's October 2002 Form 8-K).

10.8.1 Stock Purchase Agreement, dated December 17, 2002, among Registrant, M.C.M. Technologies, Ltd. and M.C.M. Environmental Technologies, Inc.(incorporated by reference to Exhibit 10.1 to Registrant's Form 8-K for an event of December 17, 2002 (the December 2002 Form 8-K").

10.8.2 Stockholders Agreement, dated December 17, 2002, among M.C.M. Technologies, Inc. and the holders of its outstanding capital stock (incorporated by reference to Exhibit 10.2 to Registrant's December 2002 Form 8-K).

10.8.3 Form of Unsecured Promissory Notes, issued for the short-term Loan (incorporated by reference to Exhibit 10.13.3 to Registrant's September 2002 Form 10-KSB.)

10.8.4 Form of Subscription Agreement relating to the short-term Loan (incorporated by reference to Exhibit 10.13.4 to Registrant's September 2002 Form 10-KSB).

10.8.5 Form of Common Stock Purchase Warrant relating to the short-term Loan (incorporated by reference to Exhibit 10.13.5 to Registrant's September 2002 Form 10-KSB).

10.9.1 Form of Common Stock Warrant relating to Line of Credit (incorporated by reference to Exhibit 10.14 to Registrant's September 2002 Form 10-KSB).

10.10.1 Stock Purchase Agreement, among Registrant, Strax Institute Inc. and Eastern Medical Technologies, Inc. dated as of September 30, 2003 (incorporated by reference to Exhibit 10.1 to Registrant's Form 8-K for an event of October 9, 2003 (the "October 2003 Form 8-K")).

10.10.2 Non-negotiable Promissory Note of Eastern Medical Technologies, Inc. to Registrant, dated September 30, 2003 (incorporated by reference to Exhibit 10.2 to Registrant's October 2003 Form 8-K).

10.10.3 Security Agreement among Eastern Medical Technologies, Inc., Strax Institute, Inc., and Registrant, dated as of September 30, 2003 (incorporated by reference to Exhibit 10.3 to Registrant's October 2003 Form 8-K).

10.10.4 Management Services Agreement between Registrant and Strax Institute Inc., dated as of September 30, 2003 (incorporated by reference to Exhibit 10.4 to Registrant's October 2003 Form 8-K).

10.10.5 Settlement Letter among BDC Corp. d/b/a/ BDC Consulting Corp, Registrant and George Aaron, dated as of September 30, 2003 (incorporated by reference to Exhibit 10.5 to Registrant's October 2003 Form 8-K).

10.11.1 Securities Purchase Agreement, among Registrant and investors dated as of April 26, 2004 (incorporated by reference to Exhibit 10.1 to Registrant's Form 8-K for an event of April 27, 2004 (the "April 2004 Form 8-K")).

10.11.2 Form of 8% Senior Secured Convertible Promissory Note (incorporated by reference to Exhibit 10.2 to Registrant's April 2004 Form 8-K).

10.11.3 Security and Pledge Agreement by the Registrant in favor of CAP Agent Associates, LLC, dated April 26, 2004 (incorporated by reference to
          Exhibit 10.3 to Registrant's April 2004 Form 8-K).

10.11.4 Registration Rights Agreement, dated April 26, 2004, between Registrant and the purchasers of the Notes, and Sands Brothers International Ltd. ("SBIL") (incorporated by reference to Exhibit 10.4 to Registrant's April 2004 Form 8-K).

10.11.5 Dealer Agreement, dated April 12, 2004, between Registrant and SBIL (incorporated by reference to Exhibit 10.5 to Registrant's April 2004 Form 8-K).

10.11.6 Common Stock Purchase Warrant Agreement, dated April 26, 2004, between Registrant and SBIL (incorporated by reference to Exhibit 10.6 to Registrant's April 2004 Form 8-K).


10.12.1 Form of Secured Promissory Note issued for the short-term Bridge Loans (incorporated by reference to Exhibit 10.11.1 Registrant's Form 10-KSB for fiscal year ended September 30, 2003 (the "2003 Form 10-KSB")).

10.12.2 Form of Common Stock Purchase Warrant relating to the short-term Bridge Loans (incorporated by reference to Exhibit 10.11.2 to Registrant's 2003 Form 10-KSB).

10.12.3 Form of Guaranty and Security Agreement relating to the short-term Bridge Loans (incorporated by reference to Exhibit 10.11.3 to Registrant's 2003 Form 10-KSB).

10.13 Letter on change in certifying accountant from BDO Seidman, LLP, addressed to the Securities and Exchange Commission, dated March 19, 2004 (incorporated by reference to Exhibit 16.1 to Registrant's Form 8-K filed March 19, 2004).


10.14* License and Manufacturing Agreement between M.C.M Environmental Technologies Inc. and CID Lines, dated November 26, 2002.

10.15* Distribution Agreement between M.C.M Environmental Technologies, LTD and Euromedic Group, dated November 1, 2002.

10.16* Distribution Agreement between M.C.M Environmental Technologies, LTD and Lysmed, L.L.C, dated January 12, 2001.

23*       Consent of BDO Seidman, LLP


*  Filed herewith



ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) to include any additional or changed material information with respect to the plan of distribution.

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Delaware or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     Each director and/or officer of the registrant whose signature appears below hereby appoints George Aaron Agent as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lee, New Jersey, on the 29th day of October, 2004.


                                         Caprius, Inc.


                                         By: /s/ Jonathan  Joels
                                             -----------------------
                                             Jonathan Joels
                                             Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by or on behalf of the following persons in the capacities indicated on the 29th day of October, 2004.


      SIGNATURE                               TITLE
      ---------                               -----

/s/ George Aaron                     Chairman of the Board and
----------------                     President
George Aaron


/s/ Jonathan Joels                   Director and Chief
------------------                   Financial Officer
Jonathan Joels



/s/ Sol Triebwasser*                 Director

--------------------
Sol Triebwasser, Ph.D.



/s/ Jeffrey Hymes*                   Director

------------------
Jeffrey L. Hymes, MD



*By: /s/ George Aaron
     ----------------
     George Aaron, Attorney-in-Fact